UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

GRAHAM HOLDINGS COMPANY
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

1812 NORTH MOORE STREET, SUITE 2100 | ARLINGTON, VA 22209 | (703) 345-6300

March 26, 2025

TO OUR SHAREHOLDERS:

You are cordially invited to the 2025 Annual Meeting of Shareholders of Graham Holdings Company (the “Company”) which will be held at The Hamilton, 600 14th Street, N.W., Washington, D.C. 20005, on Tuesday, May 6, 2025, at 8:30 a.m., Eastern Daylight Time.

At the Company’s 2025 Annual Meeting of Shareholders (the “Meeting”), there will be a report on the Company’s activities and Directors will be elected for the ensuing year. In addition, the Class A Shareholders will have an advisory vote on whether to approve the compensation awarded to the Company’s named executive officers for 2024.

We encourage you to review this Proxy Statement to learn more about the Company’s Board, management and compensation programs. Your vote is important. You may cast your vote online or by telephone, or if you requested to receive printed Proxy materials, by mailing a Proxy or voting direction card. If you plan to attend the Meeting in person, kindly so indicate in the space provided on the Proxy. Please review the instructions on each of your voting options described in this Proxy Statement and in the Notice of Internet Availability of Proxy Materials that you received in the mail.

Sincerely yours,

ANNE M. MULCAHY

Chair

GRAHAM HOLDINGS COMPANY

Notice of Annual Meeting of Shareholders — May 6, 2025

The 2025 Annual Meeting of Shareholders of Graham Holdings Company will be held at The Hamilton, 600 14th Street, N.W., Washington, D.C. 20005, on Tuesday, May 6, 2025, at 8:30 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect Directors for the ensuing year, as more fully described in the accompanying Proxy Statement.

2.	For the Class A Shareholders, on an advisory basis, to vote on whether to approve the compensation awarded to the named executive officers of the Company for 2024.

3.	To transact such other business as may properly come before the Meeting or any adjournments thereof.

The Board of Directors of the Company (the “Board”) has fixed the close of business on March 12, 2025, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting.

It is important that your shares are represented at the Meeting. You may cast your vote online or by telephone, or if you requested to receive printed Proxy materials, by mailing a Proxy or voting direction card. Instructions on each of your voting options are described in this Proxy Statement and in the Notice of Internet Availability of Proxy Materials that you received in the mail. You may revoke your Proxy at any time before it has been voted at the Meeting. You may vote in person at the Meeting even if you returned a Proxy, provided that you first revoke your previously voted Proxy.

By Order of the Board of Directors,

NICOLE M. MADDREY

Secretary

March 26, 2025

Arlington, VA

Important notice regarding the availability of Proxy materials for the Annual Meeting of Shareholders to be held on May 6, 2025. This Proxy Statement and the Annual Report to Shareholders are available at www.ghco.com/2025-annual-meeting-shareholders.

GRAHAM HOLDINGS COMPANY

1812 N. Moore Street, Suite 2100, Arlington, VA 22209

March 26, 2025

This Proxy Statement contains information relating to the 2025 Annual Meeting of Shareholders of Graham Holdings Company to be held at The Hamilton, 600 14th Street, N.W., Washington, D.C. 20005, on Tuesday, May 6, 2025, at 8:30 a.m., Eastern Daylight Time, or any adjournments thereof, for the purposes set forth in the accompanying Notice of the 2025 Annual Meeting of Shareholders. This Proxy Statement and the accompanying forms of Proxy and voting instructions are being delivered to shareholders on or about March 26, 2025. The Board of Directors of the Company is making this Proxy solicitation.

QUESTIONS AND ANSWERS

Q: What am I voting on?

A: You are voting on the election of Directors for a term of one year. A Board of ten Directors is to be elected, seven by the holders of Class A Common Stock, voting separately as a class, and three by the holders of Class B Common Stock, voting separately as a class. All Directors will hold office until the next Annual Meeting or until their respective successors shall have been elected and shall have qualified or as otherwise provided in the bylaws of the Company.

In the event that any nominee withdraws or for any reason is not able to serve as a Director and you have submitted a Proxy, Timothy J. O’Shaughnessy, Wallace R. Cooney, Jacob M. Maas and Nicole M. Maddrey, acting as your proxies, may vote for such other person as the Board may nominate.

If you are a holder of Class A Common Stock, you are also voting on whether to approve the compensation awarded to the Company’s named executive officers for 2024. In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”), this vote is advisory in nature and non-binding.

Each of your shares entitles you to one vote with respect to each matter on which you may vote.

Q: What are the voting recommendations of the Board?

A: The Board recommends voting for each of the nominated Directors listed on the Proxy card. The Board knows of no reason that would cause any nominee to be unable to act or to refuse to accept nomination or election.

The Board also recommends voting for the approval of the compensation awarded to the Company’s named executive officers for 2024.

Q: Will any other matters be voted on?

A: We are not aware of any matters to be voted on other than the election of Directors and the Class A Shareholder advisory vote on compensation awarded to the Company’s named executive officers for 2024. If any other matter is properly brought before the Meeting and you have submitted a Proxy, Timothy J. O’Shaughnessy, Wallace R. Cooney, Jacob M. Maas and Nicole M. Maddrey, acting as your proxies, will vote for you at their discretion.

Q: How do I vote?

A: There are four ways to vote:

•

By internet. For shares registered on the books of the Company via Computershare, go to www.envisionreports.com/GHC to vote. For shares held through your bank or brokerage account, please see the instructions on the Notice of Internet Availability of Proxy Materials for the website to vote your shares. We encourage you to vote this way;

•	By toll-free telephone at 1-800-652-8683;
•	By completing and mailing your Proxy card if you received a printed copy of the Proxy materials; or
•	By written ballot at the Meeting.

If you vote by internet or telephone, your vote must be received by 5:00 p.m., Eastern Daylight Time, on the day before the Annual Meeting. Your shares will be voted as you indicate. If you are a Class B Shareholder (other than as a participant in one of the Company’s 401(k) plans with Graham Holdings Company Class B Common Stock allocated to your account) and do not indicate your voting preferences, Timothy J. O’Shaughnessy, Wallace R. Cooney, Jacob M. Maas and Nicole M. Maddrey,

acting as your proxies, will vote your shares in favor of the applicable nominated Directors. If you are a participant in one of the Company’s 401(k) plans with Graham Holdings Company Class B Common Stock allocated to your account, please see the Question below, “How do I vote if I participate in one of the Company’s 401(k) plans?” Please note that for participants in these plans, your voting direction must be received no later than 11:00 p.m., Eastern Daylight Time, on May 1, 2025, which is earlier than the time at which votes must be received for shares held outside of these plans.

If you are a Class A Shareholder and do not indicate your voting preferences, Timothy J. O’Shaughnessy, Wallace R. Cooney, Jacob M. Maas and Nicole M. Maddrey, acting as your proxies, will vote your shares in favor of the applicable nominated Directors and for approval of the compensation awarded to the Company’s named executive officers for 2024.

Q: How do I vote if I participate in one of the Company’s 401(k) plans?

A: As a participant in one of the Company’s 401(k) plans with Graham Holdings Company Class B Common Stock allocated to your account, you can direct the Plan Trustee on how to vote Graham Holdings Company Class B Common Stock allocated to your account(s) on a Proxy voting direction card, electronically through the internet or by telephone. These plans are the Savings Plan for Graham Holdings Company, the Kaplan, Inc. Tax Deferred Savings Plan for Salaried Employees and the 401(k) Savings Plan for GHC Affiliates (the “Plan(s)”). Vanguard Fiduciary Trust Company serves as the trustee (the “Plan Trustee”) with respect to the Class B Common Stock allocated to accounts in the Plans. If you do not provide timely direction to the Plan Trustee or if you submit a Proxy voting direction card and do not indicate your voting preferences, shares allocated to your account(s) will be voted by the Plan Trustee in the same proportion to those shares allocated to accounts of participants for which timely direction was received, unless contrary to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Plan participants may join the Annual Meeting, but may not vote Plan shares at the Annual Meeting. If you wish to vote, whether you plan to join the Annual Meeting or not, you should direct the Plan Trustee how you wish to vote your Plan shares no later than 11:00 p.m., Eastern Daylight Time, on May 1, 2025.

Q: Who can vote?

A: You can vote if you were a shareholder of record as of the close of business on March 12, 2025 (the “Record Date”). If you hold shares in street name, your broker, bank or other nominee will instruct you as to how your shares may be voted by Proxy, including whether telephonic or internet voting options are available. You may not vote shares held in street name in person at the Meeting unless you have a Proxy executed in your favor by your broker, bank or other nominee.

Both Class A Shareholders and Class B Shareholders are entitled to vote on Proposal 1: Election of Directors. In accordance with the Company’s constitutive documents and under Delaware corporate law, only Class A Shareholders are entitled to vote on Proposal 2: Advisory Vote to Approve 2024 Compensation Awarded to Named Executive Officers.

If you are a participant in one of the Company’s 401(k) plans with Graham Holdings Company Class B Common Stock allocated to your account, you will be eligible to vote Class B Common Stock allocated to your account on Proposal 1: Election of Directors.

Q: Can I change my vote?

A: Yes. You can change your vote or revoke your Proxy at any time before the Meeting:

•	By entering a new vote by internet or telephone;
•	By returning a later-dated Proxy card; or
•	By voting in person at the Meeting, provided you first revoke your previously voted Proxy.

If you are a participant in one of the Company’s 401(k) plans with Graham Holdings Company Class B Common Stock and wish to change your vote or revoke your Proxy, you must do so no later than 11:00 p.m., Eastern Daylight Time, on May 1, 2025, by instructing the Plan Trustee in a manner described in the Question “How do I vote if I participate in one of the Company’s 401(k) plans?” above.

Q: What vote is required to approve a proposal?

A: Directors will be elected by the affirmative vote of a majority of the shareholders present or represented at the Meeting and entitled to vote on the election of such Directors. This means that each of the seven Class A Shareholder nominees receiving more “FOR” than “AGAINST” votes from the Class A Shareholders present or represented at the Meeting and each of the three Class B Shareholder nominees receiving more “FOR” than “AGAINST” votes from the Class B Shareholders present or represented at the Meeting shall be elected. You do not have the right to cumulate votes in the election of Directors.

While Proposal 2 to approve the 2024 compensation awarded to the Company’s named executive officers is non-binding and advisory in nature, it will be approved only on the affirmative vote of a majority of the Class A Shareholders present or represented at the Meeting.

Votes to “ABSTAIN” will have the effect of a vote against each of Proposals 1 and 2. Only “FOR” and “AGAINST” votes (counting “ABSTAIN” votes as votes “AGAINST”) are counted for purposes of determining votes received in connection with Proposals 1 and 2. For participants in one of the Company’s 401(k) plans with Graham Holdings Company Class B Common Stock allocated to your account, if no timely voting direction is received or if the Proxy voting direction card is returned unsigned or if you submit a Proxy voting direction card and do not indicate your voting preferences, the Plan Trustee will vote the shares allocated to the accounts in the same proportion to those shares allocated to accounts of participants for which timely direction was received, unless contrary to ERISA.

Q: Who will count the vote?

A: Computershare, the Company’s transfer agent and registrar, will count the vote. One of its representatives will be included among the persons authorized to certify the vote.

Q: Who can attend the Meeting?

A: All shareholders of record as of the close of business on March 12, 2025, can attend.

Q: What do I need to do to attend the Meeting?

A: To attend the Meeting, please follow these instructions:

•	If you vote by using the Proxy card, check the appropriate box on the card.
•	If you vote by internet or telephone, follow the instructions provided for attendance.
•	If a broker or other nominee holds your shares, bring proof of your ownership with you to the Meeting.

Seating at the Meeting will be on a first-come, first-served basis upon arrival at the Meeting. Participants in the Company’s 401(k) plans with Graham Holdings Company Class B Common Stock may attend the Meeting, but may not vote Plan shares at the Meeting and should instead rely on the procedures described in the Question “How do I vote if I participate in one of the Company’s 401(k) plans?” above.

Q: Can I bring a guest?

A: No. The Meeting is for shareholders only.

Q: What is the quorum requirement of the Meeting?

A: A majority of the outstanding shares on March 12, 2025, constitutes a quorum for voting at the Annual Meeting, except that (i) for purposes of the election of seven Directors by the holders of Class A Common Stock (Proposal 1) and the advisory vote on whether to approve the compensation awarded to the named executive officers of the Company in 2024 (Proposal 2), a quorum requires a majority of the outstanding shares of Class A Common Stock on March 12, 2025, and (ii) for purposes of the election of three Directors by the holders of Class B Common Stock (Proposal 1), a quorum requires a majority of the outstanding shares of Class B Common Stock on March 12, 2025. If you vote, your shares will be part of the quorum. All Class B Common Stock allocated to the accounts of participants in one of the Company’s 401(k) plans will be voted and will be counted in determining a quorum, unless contrary to ERISA. Abstentions will be counted in determining the quorum. As there are no routine proposals to be considered at the Meeting, the Company does not anticipate any broker non-votes. If you do not instruct your bank, broker, trust or other nominee on how to vote your shares with respect to any proposal or any particular proposal, your shares will not be considered entitled to vote or present or represented by proxy at the Meeting for purposes of such proposal(s). On March 12, 2025, there were 964,001 shares of Class A Common Stock and 3,396,554 shares of Class B Common Stock, in each case, outstanding and entitled to vote.

Q: Who is soliciting Proxies?

A: Solicitation of Proxies is being made by the Company’s management through the mail, at the Meeting, on the internet or by telephone, without any additional compensation being paid to such members of the Company’s management. The cost of such solicitation will be borne by the Company. In addition, the Company has requested brokers and other custodians, nominees and fiduciaries to forward Proxy cards and Proxy soliciting material to shareholders, and the Company will pay their fees and reimburse them for their expenses.

Q: When are the shareholder proposals due for the Company’s 2026 Annual Meeting of Shareholders?

A: Shareholder proposals submitted by shareholders entitled to vote on such matters, meeting the requirements of the SEC’s proxy rules, must be in writing, received by November 26, 2025, and addressed to the Secretary of the Company at 1812 North Moore Street, Suite 2100, Arlington, VA 22209. Shareholder proposals submitted by shareholders entitled to vote in such matters and submitted outside the processes of Rule 14a-8 of the Exchange Act must provide notice required by our By-laws no later than February 5, 2026, and no earlier than January 6, 2026, to be considered a timely submission. However if the date of the 2026 Annual Meeting of Shareholders is more than 30 days before, or more than 60 days after, the anniversary of the 2025 Annual Meeting, shareholders must provide the notice required by our By-laws not earlier than the close of the 120th day before the 2026 Annual Meeting of Shareholders and not later than the close of business on the later of (1) the 90th day prior to the 2026 Annual Meeting of Shareholders and (2) the 10th day following the day for which public announcement of the date of the 2026 Annual Meeting of Shareholders is first made.

Holders of Class B Common Stock are entitled to vote for the election of 30% of the members of the Board (and, if required by the rules of the New York Stock Exchange, on management proposals to reserve shares for stock options or to acquire the stock or assets of other companies under certain circumstances). In accordance with the rules of the Securities and Exchange Commission, proposals submitted on other matters by holders of Class B Common Stock have not been, and will not be, included in the Company’s Proxy materials for the 2026 Annual Meeting of Shareholders.

In addition, to comply with the foregoing advance notice deadlines and information requirements set forth in our By-laws, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must comply with the additional requirements prescribed by Rule 14a-19 under the Securities Exchange Act of 1934.

Q: What other information about Graham Holdings Company is available?

A: The following information is available:

•

The Company maintains on its website, www.ghco.com, copies of the Annual Report on Form 10-K, the Annual Report to Shareholders, the Company’s Corporate Governance Guidelines, the Statement of Ethical Principles, the Code of Business Conduct, the Audit Committee Charter, the Compensation Committee Charter and other information about the Company.

•

In addition, printed copies of the Annual Report on Form 10-K and the Annual Report to Shareholders, the Company’s Corporate Governance Guidelines, the Statement of Ethical Principles, the Code of Business Conduct, the Audit Committee Charter and the Compensation Committee Charter will be furnished without charge to any shareholder upon written request addressed to the Treasurer of the Company at 1812 North Moore Street, Suite 2100, Arlington, VA 22209, (703) 345-6300.

Q: Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

A: Pursuant to rules adopted by the SEC, we may provide you with access to Proxy materials over the internet rather than by mailing the materials to you. To reduce costs and conserve resources, we are sending a Notice of Internet Availability of Proxy Materials to our shareholders. The notice provides instructions for accessing this Proxy Statement and our 2024 Annual Report. The notice also explains how shareholders may request printed Proxy materials for the Annual Meeting.

Q:  What is householding?

A: Beneficial holders who share a single address may receive only one copy of the notice or the Proxy materials, as the case may be, unless their broker, bank or other nominee has received contrary instructions from any beneficial holder at that address. This is known as householding. If any beneficial holder sharing a single address wishes to discontinue householding and/or receive a separate copy of the notice or the Proxy materials, as the case may be, or wishes to enroll in householding, they should contact their broker, bank or other nominee directly. Alternatively, if any such beneficial holder wishes to receive a separate copy of the Proxy materials, we will deliver them promptly upon written request addressed to the Treasurer of the Company at 1812 North Moore Street, Suite 2100, Arlington, VA 22209.

PROPOSAL 1: ELECTION OF DIRECTORS

NOMINEES FOR BOARD OF DIRECTORS

The Company seeks Directors of the highest personal and professional ethics, integrity and business acumen who are committed to representing the long-term interests of the Company’s shareholders. In considering its composition, the Board considers the skills and experience of prospective nominees in the context of the needs of the Board and seeks Directors who are “independent” under applicable law and listing standards, despite being exempt from such requirement as a “controlled company.” The Company’s Corporate Governance Guidelines do not prescribe specific standards regarding the diversity of the Board, but the Board considers as a matter of practice the diversity of prospective nominees (including incumbent Directors), both culturally and in terms of the range of perspectives that the Board as a whole brings to its work. The following nominees for Director have established records of accomplishment in areas relevant to the Company’s strategy and operations and share characteristics identified in the Company’s Corporate Governance Guidelines and Statement of Ethical Principles as essential to a well-functioning deliberative body: honesty, integrity, independence, competence, diligence and commitment to the interests of all shareholders to build long-term shareholder value.

The Company is a diversified holding company whose operations include: education; television broadcasting; online, print and local TV news; manufacturing; home health and hospice care and other healthcare businesses; automotive dealerships; and other businesses including a consumer internet company that builds creator-driven brands in lifestyle and home and art design categories, restaurants, a custom framing service company, a marketing solutions provider, and a customer data and analytics software company. The Company serves customers in a rapidly evolving, highly regulated, competitive and technologically advanced environment. The Directors’ expertise and experience encompass the areas of education, media, technology, marketing, international business and finance, journalism, law, government and public policy. All of the Directors have held senior positions as leaders of government, complex organizations (both for-profit and non-profit), and law firms and gained expertise in core management skills, such as strategy and business development, innovation, line operations, brand management, finance, compensation and leadership development, inclusion strategies, and compliance and risk management. They have significant experience in corporate governance and oversight through their positions as senior executives and as Directors (or Trustees) of public companies and other institutions, and as partners in law firms, and many have served as members of audit, compensation and governance committees at such companies or institutions, as well as at the Company. These skills and experience are pertinent to the Company’s current and evolving business strategies, as well as to the Board’s oversight role, and enable the Company’s Directors to provide diverse perspectives about the complex issues facing the Company.

The following biographies highlight specific qualifications, skills and experience of each of the Director nominees.

NOMINEES FOR ELECTION BY CLASS A SHAREHOLDERS

Thomas S. Gayner

Mr. Gayner, age 63, has served as Chief Executive Officer of Markel Corporation, a publicly traded financial holding company headquartered in Glen Allen, VA, since January 2023. He was co-CEO from 2016-2023. Prior to that, he served as President and Chief Investment Officer of Markel Corporation since May 2010. Mr. Gayner has served as a Director of the Company since January 2007. He is Chairman of the Audit Committee and a member of the Finance Committee. Since 1990, he served as a Director of Markel Corporation from 1998 to 2003 and since 2016. Previously, he was a certified public accountant at PricewaterhouseCoopers LLP and a Vice President of Davenport & Company of Virginia. Mr. Gayner serves on the Board of Directors of The Coca-Cola Company and the Davis Series Mutual Funds. He also serves as a member of the Investment Advisory Committee of the Virginia Retirement System. Mr. Gayner brings to the Board the leadership, management oversight and financial skills gained in his role as a senior manager and Director of Markel Corporation. Through his educational background and experience as a senior officer of an asset management firm, Mr. Gayner has significant experience in public company financial reporting, accounting and financial control matters, as well as experience in the analysis of strategic investment opportunities.

Donald E. Graham

Mr. Graham, age 79, is Chairman Emeritus of the Company. He served as Chairman of the Board from September 1993 until May 2023, and served as Chief Executive Officer from May 1991 until November 2015. Mr. Graham served as President of the Company between May 1991 and September 1993. He also was Publisher of The Washington Post newspaper for 21 years, a position he held between 1979 and 2000. Mr. Graham has been a Director of the Company since 1974 and is a member of the Finance and Executive Committees of the Board. Mr. Graham was a Director of Facebook, Inc. from December 2008 until June 2015. Mr. Graham is a Trustee of the Federal City Council. He also serves as a Director of the Gates Policy Initiative and of the D.C. College Access Program, where he stepped down as Chairman of the Board in January 2015, and he is a co-founder of TheDream.US. As a result of his substantial and long-standing shareholdings in the Company and his tenure in various executive roles at the Company, Mr. Graham provides a unique perspective to the Board about the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of the Company and its businesses. Mr. Graham is the father-in-law of Timothy J. O’Shaughnessy and an uncle of Katharine Weymouth, both of whom serve as members of the Board.

Jack Markell

Mr. Markell, age 64, served from 2023 to 2025 as U.S. Ambassador to the Italian Republic and the Republic of San Marino. From 2022 to 2023, he served as U.S. Ambassador to the Organization for Economic Cooperation and Development. From 2009 to 2017, he served as Governor of Delaware. Before he was elected Governor, Mr. Markell served 10 years as Delaware’s State Treasurer. Mr. Markell served as a Director of the Company from May 2017 through December 2021, and served on the Audit Committee from January 2019 through September 2021. He rejoined the Board as a Director in February 2025. Prior to his public service, Mr. Markell held several executive leadership roles in corporate development, investor relations, strategic management and consulting with First Chicago Corporation, McKinsey & Company, Comcast Corporation and Nextel. Mr. Markell previously served on the boards of Upstream USA, Symbiont.io, FS Credit Real Estate Income Trust, Scientific Games Corporation, Vemo Education, Generation USA and High Resolves and on the National Board of Directors of Jobs for America’s Graduates. He also served as a Trustee of the Annie E. Casey Foundation, Strada Education Network and Delaware State University.

Anne M. Mulcahy

Mrs. Mulcahy, age 72, served as Chairman of the Board of Directors of Xerox Corporation from 2002 until 2010 and served as Chief Executive Officer from 2001 through June 2009. From May 2000 through July 2001, she was President and Chief Operating Officer of Xerox. Mrs. Mulcahy has served as a Director of the Company since January 2008. She is Chair of the Board and Chair of the Compensation Committee. She also serves on the Executive Committee. Mrs. Mulcahy began her Xerox career as a field sales representative and assumed positions with increasing responsibility in sales and senior management. She was Vice President for Human Resources before becoming Chief Staff Officer and later Corporate Senior Vice President. She is a Director of Johnson & Johnson, LPL Financial, and was previously a Director of Williams Sonoma. As a result of the various leadership roles in which she has served at Xerox Corporation, Mrs. Mulcahy has experience in the core management skills relevant to a global branded organization, including matters relating to strategic oversight and execution. Her experience in compensation, benefits, human resource strategy and management development provides an important perspective to the Board’s deliberations about those matters, particularly given the significant size of the Company’s workforce. As a Director of other public companies, Mrs. Mulcahy also has experience in governance matters affecting organizations of comparable size and scope as the Company.

Timothy J. O’Shaughnessy

Mr. O’Shaughnessy, age 43, is President and Chief Executive Officer of Graham Holdings Company. He has served as a Director of the Company since November 2014 and is a member of the Finance and Executive Committees of the Board. Previously, he served as Chief Executive Officer of LivingSocial, which he co-founded in 2007. During his tenure, the e-commerce and marketing company grew sales to nearly $2 billion. Mr. O’Shaughnessy also worked at several media and technology companies, including AOL and Revolution Health. He is a graduate of Georgetown University and is an officer of the Federal City Council. He is married to Laura Graham O’Shaughnessy, a daughter of Donald E. Graham.

G. Richard Wagoner, Jr.

Mr. Wagoner, age 72, retired from General Motors Corporation (“GM”) in August 2009 after a 32-year career. He has served as a Director of the Company since June 2010 and is a member of the Audit Committee. Mr. Wagoner served as Chairman and Chief Executive Officer of GM from May 2003 through March 2009 and had been President and Chief Executive Officer since June 2000. Other positions he held at GM include Executive Vice President and President of

North American Operations; Executive Vice President, Chief Financial Officer and Head of Worldwide Purchasing; and President and Managing Director of General Motors do Brasil. Mr. Wagoner is Chair of the Board of Invesco Ltd., and privately held Excelitas Technologies, and a director of ChargePoint Holdings, Inc. In addition, he advises finance firms, start-ups and early-stage ventures. Mr. Wagoner is a member of the Duke University Health Systems Board of Directors and chairs the Duke Kunshan University Global Advisory Board. He is a Trustee Emeritus of Duke University and a former Board Chair, and served on the Virginia Commonwealth University Board of Visitors. He is an honorary member of the Mayor of Shanghai, China’s International Business Leaders Advisory Council. Through his leadership roles at GM and other activities, Mr. Wagoner has significant experience in general management, global business, marketing and advertising, finance, technology, procurement and management development, as well as with public company financial reporting obligations and corporate governance matters affecting organizations of comparable size and scope as the Company.

Katharine Weymouth

Ms. Weymouth, age 58, is a Partner at Blu Ventures, an early stage venture capital group based in the DC area with a focus on cyber and innovation platforms. Ms. Weymouth has been a Director of the Company since 2010 and currently serves on the Finance Committee and the Compensation Committee of the Board. Ms. Weymouth is a niece of the Chairman Emeritus of the Board. Ms. Weymouth served as Publisher and Chief Executive Officer of The Washington Post, the newspaper division of The Washington Post Company, from 2008 through the end of 2014. Prior to becoming Publisher and Chief Executive Officer, Ms. Weymouth worked in various roles in the Post’s advertising department, including serving as vice president of the advertising department. She began her career as an attorney. Ms. Weymouth serves on the Board of Directors of Republic Services, Xometry, Sequoia Mutual Fund and Cable One. She serves as a Trustee of the Philip L. Graham Fund, the DC Volunteer Lawyer Project and Meadow Reproductive Health and Wellness. She is also a Professorial Lecturer of Media and Public Affairs at George Washington University.

NOMINEES FOR ELECTION BY CLASS B SHAREHOLDERS

Tony Allen

Dr. Allen, age 54, has served as the 12th President of Delaware State University, a public historically black land-grant research university founded in 1891, since January 2020. Prior to becoming President, Dr. Allen served as Provost beginning in June of 2017. Dr. Allen led the Biden Presidential Inaugural Committee and served on the Advisory Board of the Biden Transition Team. Previously, Dr. Allen served as Managing Director, Corporate Reputation, at Bank of America from January 2006 until August 2017. He began his financial services career as an Executive Vice President at MBNA America. Dr. Allen is a former member of the Economic and Community Advisory Council for the Federal Reserve Bank of Philadelphia, the founding President of the Metropolitan Wilmington Urban League, Principal Advisor to the James H. Gilliam Fund for Social Justice & Equity, Co-Founder of Public Allies Delaware, and Chair Emeritus of the National Urban Fellows and was a member of President Biden’s Board of Advisors on Historically Black Colleges & Universities. Dr. Allen is the recipient of numerous awards, including the Whitney M. Young Award for Advancing Racial Equality, the Excellence in Education Award given by the Delaware Barristers Association, and Lifetime Achievement Awards from the National Urban Fellows and Public Allies. Dr. Allen became a Director in February 2021. Dr. Allen brings an understanding of the higher education landscape, corporate operations and communications expertise and deep knowledge of the financial services sector to his work on the Board.

Danielle Conley

Ms. Conley, age 46, is a partner in the law firm of Latham & Watkins LLP, where she advises companies, educational institutions, and other large organizations on challenging regulatory, enforcement, and internal matters that involve substantial reputational risk. Ms. Conley has served as a Director of the Company since September 2022. From January 2021 to June 2022, Ms. Conley served as Deputy Counsel to the President of the United States in the Office of the White House Counsel, where she advised the President, Vice President and other senior White House officials on legal matters pertaining to a wide array of domestic policy issues. She also worked closely with senior officials at the Department of Justice and agency general counsels on policy, regulatory matters, and litigation related to the administration’s equity agenda. From April 2017 to January 2021, Ms. Conley was a partner in the Washington, D.C. office of an international law firm where she led the firm’s anti-discrimination practice and represented multinational corporations and educational institutions in sensitive internal and government investigations and litigation matters. Prior to that, Ms. Conley served as Associate Deputy Attorney General at the United States Department of Justice, where she was a key advisor on civil rights litigation and enforcement matters. Ms. Conley’s significant experience in U.S. policy, litigation and investigatory challenges facing companies of comparable size and scope as the Company is highly valuable to the Company’s businesses which operate in highly regulated industries. Her deep experience conducting sensitive internal investigations, leading internal reviews and risk assessments on issues pertaining to racial and gender equity and counseling on best practices for developing and implementing anti-harassment compliance programs and corporate diversity, equity, and inclusion initiatives, serves to strengthen the Board’s role in risk oversight and its focus on ESG.

Christopher C. Davis

Mr. Davis, age 59, has been a Director of Graham Holdings Company since January 2006 and is a member of the Audit and Executive Committees of the Board and Chairman of the Finance Committee. Mr. Davis is Chairman of Davis Selected Advisers, L.P., an independent investment management firm founded in 1969. The firm oversees approximately $25 billion in assets as of December 31, 2023. The firm employs a research-driven, long-term approach to investing. Mr. Davis joined Davis Selected Advisers, L.P. in 1989 as a financial analyst and became a portfolio manager of the firm’s flagship funds, Davis New York Venture Fund and Selected American Shares, in 1995, succeeding his father, Shelby M. C. Davis. Both the Davis New York Venture Fund and Selected American Shares receive high marks for stewardship and long-term results. The firm’s employees and their families are among the largest individual investors in the funds they manage. Mr. Davis is also a Director and officer of a number of mutual funds advised by Davis Selected Advisers, L.P., as well as other entities controlled by Davis Selected Advisers, L.P., and a Director of The Coca-Cola Company, and Berkshire Hathaway, Inc. Mr. Davis is a Director of the Hudson Highland Land Trust, The Hudson Highland Fjord Trail and a Trustee of the American Museum of Natural History, the Shelby Cullom Davis Charitable Fund and the Christopher C. Davis Fund. Mr. Davis also served as an assistant to his grandfather, Shelby Cullom Davis, and as a Research Analyst at Tanaka Capital Management. He began his career as an accountant at State Street Bank and Trust Company. Mr. Davis brings financial and investment experience to the work of the Board, including particular experience in evaluating strategic opportunities, transactions and investments. Mr. Davis also has experience in public company financial reporting, accounting and compliance matters, as well as significant leadership and institutional organizational experience from his service on the boards of several non-profit organizations.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

Board Committees

The standing committees of the Board are the Audit Committee, Compensation Committee, Finance Committee and Executive Committee.

Given the ownership structure of the Company and its status as a “controlled company” (see page 10), the Board does not have a nominating committee. Decisions on nominees to the Board are made through consultation among the Chair of the Board and the other members of the Board. The Company has not utilized the services of any third party to assist in identifying and evaluating nominees.

Audit Committee

The functions of the Audit Committee include overseeing (i) management’s conduct of the Company’s financial reporting process (including the development and maintenance of systems of internal accounting and financial controls); (ii) the integrity of the Company’s financial statements; (iii) the Company’s compliance with legal and regulatory requirements; (iv) the Company’s information security and privacy program, including management of risks from cybersecurity threats; (v) the qualifications and independence of the Company’s outside auditor; (vi) the performance of the Company’s internal audit function; (vii) the outside auditor’s annual audit of the Company’s financial statements; and (viii) the preparation of certain reports required by the rules and regulations of the SEC. A current copy of the Audit Committee’s Charter is available on the Company’s website, www.ghco.com; a copy of such Charter will be furnished without charge to any shareholder upon written request addressed to the Treasurer, Graham Holdings Company at 1812 North Moore Street, Suite 2100, Arlington, VA 22209.

Christopher C. Davis, Thomas S. Gayner (Chairman) and G. Richard Wagoner, Jr. served on the Audit Committee in 2024. The Board of Directors has determined that all members of the Audit Committee are non-employee, “financially literate,” and “independent” within the meaning of the listing requirements of the New York Stock Exchange applicable to service on audit committees. None of the members of the Audit Committee has accepted, other than in his capacity as a Committee or Board member, any consulting, advisory or other compensatory fee from the Company or its affiliates, and none of the members of the Audit Committee has a material relationship with the Company.

The Board has determined that Thomas S. Gayner has the requisite background and experience to be (and is) designated an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K due to his extensive experience, as discussed under “Proposal 1: Election of Directors.” In addition, the Board has determined that all of the members of the Audit Committee are well grounded in financial matters and are familiar with generally accepted accounting principles. All of the members of the Audit Committee have a general understanding of internal controls and procedures for financial reporting, as well as an understanding of audit committee functions. To the extent that matters come before the Audit Committee that involve accounting issues, the members of the Audit Committee consult with and rely on management, in addition to external experts, such as the Company’s independent registered public accountants, PricewaterhouseCoopers LLP. In addition, the Audit Committee has the authority to obtain advice from internal or external legal or other advisers.

The Audit Committee held seven meetings in 2024.

Compensation Committee

The functions of the Compensation Committee include (i) reviewing and approving the compensation of the Company’s Chief Executive Officer and President and other members of senior management and the Board (including, among other elements of compensation, annual base salary, annual incentive opportunities and long-term incentive opportunities); (ii) overseeing the administration and determination of awards under the Company’s compensation plans; (iii) preparing any report on executive compensation required by the rules and regulations of the SEC; (iv) reviewing the Company’s employee attraction, retention and inclusion goals to provide oversight and advice; and (v) performing a risk assessment of the Company’s compensation plans. A current copy of the Compensation Committee’s Charter is available on the Company’s website, www.ghco.com; a copy of such Charter will be furnished without charge to any shareholder upon written request addressed to the Treasurer, Graham Holdings Company at 1812 North Moore Street, Suite 2100, Arlington, VA 22209.

Anne M. Mulcahy (Chair), Katharine Weymouth and Tony Allen served on the Compensation Committee in 2024. All members of the Compensation Committee are non-employee Directors and have been determined to be “independent” within the meaning of the listing requirements of the New York Stock Exchange applicable to service on compensation committees.

The Compensation Committee held six meetings in 2024.

Finance Committee

The functions of the Finance Committee include (i) reviewing with management the capital needs of the Company and (ii) considering and making recommendations to the Board related to dividend policy, major acquisitions and dispositions of businesses, incurrence of indebtedness, selection of managers of defined benefit plan assets, stock repurchase programs and certain other financial matters.

Christopher C. Davis (Chairman), Thomas S. Gayner, Donald E. Graham, Timothy J. O’Shaughnessy and Katharine Weymouth served on the Finance Committee in 2024.

The Finance Committee held one meeting in 2024.

Executive Committee

The Executive Committee has exercised and may exercise all of the powers of the Board that may be delegated by law in the management of the business and affairs of the Company and exercises the authority of the Board between meetings.

Christopher C. Davis, Donald E. Graham, Anne M. Mulcahy (Chair) and Timothy J. O’Shaughnessy served on the Executive Committee in 2024.

The Executive Committee held no meetings in 2024.

Meeting Attendance

The Board held a total of five meetings in 2024. Each Director attended at least 75% of the meetings of the Board and the Committees of the Board on which the Director served.

The Board does not have a policy of requiring Directors to attend annual meetings of shareholders and leaves it at the discretion of each Director as to whether he or she will attend the Meeting. In addition to the Chair, six Directors joined the 2024 Annual Meeting of Shareholders.

Director Compensation

During 2024, non-employee Directors received the following:

•	$180,000 in cash or a combination of cash and shares of the Company’s Class B common stock; and

•	reimbursement of out-of-pocket expenses for the meetings attended.

Each non-employee Chair of a Committee of the Board received an additional $20,000 annual retainer for such service. Members of the Audit Committee received an additional $20,000 annual retainer for such service. Employee Directors received no compensation for serving on the Board.

Under the Company’s Director Share Purchase Program, Directors are eligible to elect to receive up to 50% of their quarterly Director fees in the form of fully vested shares of the Company’s Class B common stock. The Company does not otherwise provide equity-based compensation to non-employee Directors.

The total 2024 compensation of non-employee Directors is shown in the following table:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash or Stock ($)(1)	Change in Pension Value and non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Tony Allen	180,000	—	—	180,000
Danielle Conley	180,000	—	—	180,000
Christopher C. Davis	220,000	—	—	220,000
Thomas S. Gayner	220,000	—	—	220,000
Anne M. Mulcahy	200,000	—	—	200,000
G. Richard Wagoner, Jr.	200,000	—	4,000(2)	204,000
Katharine Weymouth	180,000	—	—	180,000

(1)

Under the Director Share Purchase Program, Directors may elect to receive a portion of the quarterly fees received for service as a Director in stock in lieu of cash. The number of shares of common stock awarded in 2024 to each of the Directors under the Director Share Purchase Program in respect of each calendar quarter are as follows (with grant date fair values, determined in accordance with FASB ASC Topic 718, of $697, $761, $695, and $807, respectively): Ms. Conley 32, 29, 32, and 27 shares; Mr. Davis, 39, 36, 39, and 34 shares; Ms. Mulcahy, 35, 32, 35, and 30 shares; and Mr. Wagoner 35, 32, 35 and 30 shares.

(2)	Charitable contribution made pursuant to the Company’s matching gift program.

The Company has a voluntary Deferred Compensation Plan for Directors of the Company that was closed to new participants and new deferrals for existing participants as of December 2015. This plan provided an opportunity for participants to elect to defer the receipt of either all or a portion of the fees received for service as a Director. Deferred amounts earn investment credits in accordance with participant elections from a choice of investment funds (based on the funds available under the Company’s 401(k) plan), none of which provides above-market interest. Deferred amounts are payable upon separation from service or such other future date as specified by the participant at the time of election.

“Controlled Company”

The descendants of Katharine Graham (including the Company’s Chairman Emeritus) and trusts for the benefit of those descendants own the majority of the shares of Class A Common Stock and have the right to vote for 70% of the Board; thus the Company is a “controlled company” for purposes of Section 303A.00 of the New York Stock Exchange Listed Company Manual. As a “controlled company,” the Company is exempt from certain governance requirements, including the requirement that it have a nominating/corporate governance committee, and the Company does not deem it necessary to have such a committee. The Company does not have a procedure by which shareholders may recommend nominees to the Board, given the Company’s ownership structure. Notwithstanding the fact that as a “controlled company,” the Company is not required to have a Board of Directors that comprises a majority of “independent” directors, the Board has determined that current members Tony Allen, Danielle Conley, Christopher C. Davis, Thomas S. Gayner, Jack Markell, Anne M. Mulcahy, G. Richard Wagoner, Jr. and Katharine Weymouth (who, together, constitute a majority of the Board) are “independent” within the meaning of Section 303A.02 of the New York Stock Exchange Listed Company Manual. In reaching this conclusion, the Board considered commercial relationships with companies at which Directors or their family members served as outside directors or executive officers. These relationships involved the Company’s purchases of, and the provision of, services in the ordinary course of business that were made on arm’s-length terms under circumstances and in amounts that did not affect the relevant Directors’ independence.

Meetings of the Non-Management Directors

The listing requirements of the New York Stock Exchange call for the non-management Directors of the Company to meet regularly in executive session without management. The Board has appointed Christopher C. Davis as Lead Independent Director and has authorized him to preside at the executive sessions. The non-management Directors met in executive session twice in 2024 and expect to meet in executive session in 2025 as appropriate.

Compensation Committee Interlocks and Insider Participation

Anne M. Mulcahy (Chair), Tony Allen and Katharine Weymouth served as members of the Compensation Committee in 2024. Mrs. Mulcahy and Dr. Allen have never been employees of the Company. Katharine Weymouth was employed at The Washington Post as CEO and Publisher until its sale on October 1, 2013. No executive officer of the Company serves on the compensation committee of any other entity that has, or has had, one or more of its executive officers serving on the Company’s Board of Directors.

Board Leadership Structure and Role in Risk Oversight

While as a “controlled company,” the Company is not legally required to have a majority of independent Directors, the majority of the Board, in fact, comprises independent Directors and the Chair of the Board, Anne Mulcahy, is an independent director. The Board also appoints a Lead Independent Director and Christopher C. Davis serves in this capacity. The Lead Independent Director typically chairs the executive sessions of Board meetings and consults with Mr. O’Shaughnessy and senior management regarding issues to be included in Board meeting agendas. The Lead Independent Director is also expected to collaborate with Mr. O’Shaughnessy in reviewing key operational and other matters and to act as a liaison between Mr. O’Shaughnessy and the independent Directors. The Board believes its current leadership structure, in which the roles of Chair and CEO are separated and the Board appoints a Lead Independent Director, best serves the Board’s ability to provide oversight of management and corporate governance matters.

The Board as a whole actively considers strategic decisions proposed by management, including matters affecting the business strategy and competitive and financial positions of the Company, monitors the Company’s risk profile, and reviews and discusses significant risks affecting the Company’s businesses, including matters escalated by its committees. Board meetings are focused on strategic matters affecting major areas of the Company’s business, including operational, execution and competitive risks and risk management initiatives. The Board fulfills certain risk oversight functions through its standing committees. For example, the Finance Committee reviews and makes recommendations to the Board related to major acquisitions or dispositions, including with respect to attendant risks, and the Compensation Committee addresses the risk profile of the Company’s compensation program and arrangements. The Audit Committee also plays a key role in risk oversight, particularly with respect to financial reporting, accounting and compliance matters. The Audit Committee reviews and assesses significant risk events, emerging risks and drivers of risks; reviews risk control issues and reports identified by the internal audit, Sarbanes-Oxley compliance, and information security and privacy groups; oversees privacy programs and cybersecurity programs including threats, defenses, response capabilities and company-wide metrics relating to information security controls; oversees the Code of Business Conduct; addresses material conflicts of interests; and provides escalation of risks to the full Board. Risk oversight activities are supported by internal reporting structures that aim to surface directly to the Board key matters that can affect the Company’s risk exposures. For example, the head of the Company’s internal audit function reports directly to the Audit Committee. The Company has also established a management-level Kaplan Compliance Committee that reports periodically to the Audit Committee about regulatory risks affecting the Company’s education businesses, as well as a Disclosure Controls Committee, chaired by the General Counsel, that reports directly to the Audit Committee on certain matters relating to the Company’s public disclosures.

Communicating with Directors

Interested parties may communicate concerns to the Lead Independent Director or to the other Directors of the Company through NAVEX Global, the Company’s third-party-managed hotline, via telephone at 1-866-687-8972 or online at ghco.ethicspoint.com.

STOCK HOLDINGS OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information in the following two tables relates to each person who, on February 1, 2025, was a “beneficial owner” (as defined under the proxy rules of the Securities and Exchange Commission) of more than 5% of the Company’s Class A or Class B Stock and to the stock holdings of Directors and officers. Under the proxy rules, a person is deemed to be the “beneficial owner” of stock if such person has (or shares) either investment power or voting power over such stock or has (or shares) the right to acquire such stock within 60 days by any of a number of means, including the conversion of another security that is convertible into such stock. A substantial number of shares of the Company’s Class A and Class B Common Stock are held in trusts or subject to other agreements that provide for the sharing of investment power, voting power or both among several persons, each of whom is deemed by the Securities and Exchange Commission to be a “beneficial owner” of the shares so held. Furthermore, in many cases, such persons do not include the beneficiary of the trust who, although not deemed to be a “beneficial owner” in the absence of voting or investment power over the shares, is nevertheless shown below as a “beneficial owner” because of the beneficiary’s economic interest in the shares. In addition, since all of the shares of Class A Stock are convertible at the option of the holder into Class B Stock on a share-for-share basis, each “beneficial owner” of shares of Class A Stock is deemed by the Securities and Exchange Commission to be a “beneficial owner” of the same number of shares of Class B Stock. In indicating below a person’s “beneficial ownership” of shares of Class B Stock, it has been assumed that such person has converted into Class B Stock all shares of Class A Stock of which such person is a “beneficial owner.” For these reasons, there is substantial duplication in the numbers of shares and percentages shown in the following table. The number of shares and the percentages of beneficial ownership set forth below are calculated as of February 1, 2025, unless otherwise noted, based on 964,001 shares of Class A Stock outstanding and 3,375,982 shares of Class B Stock outstanding.

Principal Holders of Stock

Shares (%)
Name and Address of Beneficial Owner	Class A Stock	Class B Stock
Donald E. Graham(a)	538,694 (55.9%)	553,485 (14.1%)*
1812 North Moore Street, Suite 2100
Arlington, VA
Laura G. O’Shaughnessy(b)	410,035 (42.5%)	416,834 (11.0%)*
1812 North Moore Street, Suite 2100
Arlington, VA
Elizabeth G. Weymouth(c)	168,000 (17.4%)	211,363 (6.0%)*
1812 North Moore Street, Suite 2100
Arlington, VA
Timothy J. O’Shaughnessy(d)	51,326 (5.3%)	152,778 (4.4%)*
1812 North Moore Street, Suite 2100
Arlington, VA
Daniel L. Mosley(e)	950,501 (98.6%)	1,006,270 (23.3%)*
375 Ninth Avenue
New York, NY
BlackRock, Inc.(f)	—	463,100 (12.9%)^
55 East 52nd Street
New York, NY
The Vanguard Group(g)	—	352,934 (10.09%)^
100 Vanguard Boulevard
Malvern, PA
Dimensional Fund Advisors LP(h)	—	293,906 (8.2%)^
6300 Bee Cave Road, Building One
Austin, TX
Madison Avenue International LP(i)	—	223,226 (6.4%)^
150 East 58th St, 14th Fl
New York, NY

* Each of the calculations set forth in this table, including footnotes, relating to percentage ownership of Class B Stock for Messrs. Graham, O’Shaughnessy, and Mosley and Mmes. O’Shaughnessy and Weymouth include shares of Class B Stock issuable upon conversion of shares of Class A Common Stock and the exercise of stock options (if any) held by such person.

^ Number of shares and the percentages of beneficial ownership are based solely on the applicable Schedule 13G filings referred to in the footnotes.

(a)

According to information as of February 1, 2025, and available to the Company, Mr. Donald Graham has voting and investment power with respect to shares of Class A Stock as follows: sole voting and investment power, 325,864 (33.8%) shares, which includes 150,469 shares in a trust that Mr. Donald Graham has the power to amend or revoke and 175,395 shares in certain trusts for which Mr. Donald Graham is a co-trustee and can exercise a casting vote; and shared investment power, 212,830 (22.1%) shares, which excludes the previously referenced 175,395 shares, in certain trusts for which Mr. Donald Graham is a co-trustee.

Mr. Graham also has voting and investment power with respect to shares of Class B Stock as follows: sole voting and investment power, 4,131 (less than 1%) shares which includes 3,087 shares in a trust that Mr. Donald Graham has the power to amend or revoke and 1,044 shares in certain trusts for which Mr. Donald Graham is a co-trustee and can exercise a casting vote; shared voting and investment power, 10,660 (less than 1%) shares, which excludes the previously referenced 1,044 shares in certain trusts for which Mr. Donald Graham is a co-trustee and can exercise a casting vote; and includes 60 shares held by Mr. Graham’s spouse; and 538,694 (13.8%) shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Graham.

(b)

According to information as of February 1, 2025, including a Schedule 13D filed on June 7, 2024, Mrs. O’Shaughnessy has voting and investment power with respect to shares of Class A Stock as follows: shared voting power and investment power, 2,700 (less than 1%) shares; shared voting power, 145,879 (15.1%) shares held in trust for siblings of Mrs. O’Shaughnessy for which Mrs. O’Shaughnessy has voting control by virtue of a revocable voting proxy granted by Mr. Daniel Mosley, trustee; shared voting power, 48,626 (5.0%) shares held in trust for Mrs. O’Shaughnessy for which Mrs. O’Shaughnessy has voting control by virtue of a revocable proxy granted by Mr. Daniel Mosley, as trustee; and sole voting power, 212,830 (22.1%) shares held in trusts for the benefit of Mr. Donald Graham for which Mrs. O’Shaughnessy has voting control by virtue of a revocable proxy granted by Mr. Daniel Mosley and Mr. Donald Graham.

In addition, Mrs. O’Shaughnessy also has voting and investment power with respect to shares of Class B Stock as follows: shared voting and investment power, 6,799 (less than 1%) shares, which includes 4,099 shares held by Mrs. O’Shaughnessy and 2,700 shares held jointly by Mrs. O’Shaughnessy and her spouse. The holdings of Class B Stock recorded for Mrs. O’Shaughnessy also includes 410,035 (10.8%) shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mrs. O’Shaughnessy. The holdings of Class B Stock recorded for Mrs. O’Shaughnessy does not include (i) 5,600 (less than 1%) shares of Class B Stock held in trust for the benefit of Mrs. O’Shaughnessy or (ii) 21,020 shares of Class B Stock held by Mrs. O’Shaughnessy’s spouse and [68,033] shares of Class B Stock Mrs. O’Shaughnessy’s spouse has the right to purchase, pursuant to stock options, for each of which Mrs. O’Shaughnessy has no voting or investment power and expressly disclaims beneficial ownership.

(c)

According to a Schedule 13G filed on May 13, 2024, Mrs. Elizabeth Weymouth has voting and investment power with respect to shares of Class A Stock as follows: shared voting and investment power, 72,000 (7.5%) shares and shared investment power, 96,000 (10.0%) shares. The holdings of Class A Stock recorded for Mrs. Weymouth does not include 69,625 shares of Class A Stock held in trust for the benefit of Mrs. Weymouth, for which she has no voting or investment power and expressly disclaims beneficial ownership.

In addition, Mrs. Weymouth has shared voting and investment power with respect to 43,363 (1.2%) shares of Class B Stock. The holdings of Class B Stock recorded for Mrs. Weymouth also includes 168,000 (4.7%) shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mrs. Weymouth. The holdings of Class B Stock recorded for Mrs. Weymouth does not include 3,275 (less than 1%) shares of Class B Stock held in trust for the benefit of Mrs. Weymouth, for which she has no voting or investment power and expressly disclaims beneficial ownership.

(d)

According to information as of February 1, 2025, and available to the Company, and a Schedule 13D/A filed on February 28, 2025, Mr. Timothy O’Shaughnessy has voting and investment power with respect to shares of Class A Stock as follows: shared voting and investment power, 2,700 (less than 1%) shares held by Mr. O’Shaughnessy’s spouse; and shared voting power, 48,626 (5.0%) shares held in a trust for Mr. O’Shaughnessy’s spouse.

In addition, Mr. O’Shaughnessy also has voting and investment power with respect to shares of Class B Stock as follows: sole voting and investment power, 89,054 (2.5%) shares, which includes [68,033] (1.9%) shares Mr. O’Shaughnessy has the right to purchase, pursuant to stock options, and 21,021 (less than 1%) shares held by Mr. O’Shaughnessy (including shares held indirectly through Mr. O’Shaughnessy’s Company 401(k) account); shared voting and investment power, 12,399 (less than 1%) shares, which includes 4,099 shares held by Mr. O’Shaughnessy’s spouse, 2,700 shares held jointly by Mr. O’Shaughnessy and his spouse and 5,600 shares held in trusts for the benefit of Mr. O’Shaughnessy’s spouse and children. Mr. O’Shaughnessy is a trustee but not a beneficiary of such trusts and disclaims beneficial ownership. The holdings of Class B Stock recorded for Mr. O’Shaughnessy also includes 51,326 (1.5%) shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. O’Shaughnessy.

(e)

According to information as of February 1, 2025, and available to the Company, Mr. Daniel Mosley, as a trustee of various trusts, has voting and investment power with respect to shares of Class A Stock as follows: sole voting and investment power, 110,830 (11.5%) shares; shared voting and investment power, 432,336 (44.8%) shares, which includes 150,469 shares in a trust for which Mr. Daniel Mosley is a co-trustee with Mr. Donald Graham and Mr. Donald Graham has the power to amend or revoke and 175,395 shares in certain trusts for which Mr. Daniel Mosley is a co-trustee with Mr. Donald Graham and Mr. Donald Graham can exercise a casting vote; sole investment power, 194,505 (20.2%) shares; and shared investment power, 212,830 (22.1%) shares.

In addition, Mr. Mosley has voting and investment power, with respect to shares of Class B Stock as follows: sole voting and investment power, 46,637 (1.1%) shares; shared voting and investment power, 9,131 (less than 1%) shares, which includes 3,087 shares in a trust for which Mr. Daniel Mosley is a co-trustee with Mr. Donald Graham and Mr. Donald Graham has the power to amend or revoke and 1,044 shares in certain trusts for which Mr. Daniel Mosley is a co-trustee with Mr. Donald Graham and Mr. Donald Graham can exercise a casting vote. The holdings of Class B Stock recorded for Mr. Mosley include 950,501 (22.0%) shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Mosley as a trustee of various trusts.

(f)

According solely to a Schedule 13G/A filed on January 23, 2024, BlackRock, Inc. (“BlackRock”), a parent holding company or control person, was deemed to be the beneficial owner of 463,100 (12.9% , as reported solely in such filing) shares of Class B Stock. According to the Schedule 13G/A, BlackRock has sole voting power over 454,860 shares and sole dispositive power over 463,100 shares.

(g)

According solely to a Schedule 13G/A filed on March 11, 2024, The Vanguard Group (“Vanguard”), an investment adviser, was deemed to be the beneficial owner of 352,934 (10.09%, as reported solely in such filing) shares of Class B Stock. According to the Schedule 13G/A, Vanguard has sole voting power over no shares, shared voting power over 3,515 shares, shared dispositive power over 7,404 shares, and sole dispositive power over 345,530 shares.

(h)

According solely to a Schedule 13G/A filed on February 9, 2024, Dimensional Fund Advisors LP (“Dimensional Fund”), an investment adviser, was deemed to be the beneficial owner of 293,906 (8.2%, as reported solely in such filing) shares of Class B Stock. According to the Schedule 13G/A, Dimensional Fund has sole voting power over 289,884 shares and sole dispositive power over 293,906 shares.

(i)

According soley to a Schedule 13G filed on May 30, 2024, Madison Avenue International LP (“Madison Avenue”), an investment adviser, was the beneficial owner of 223,226 (6.4%, as reported solely in such filing) shares of Class B Stock, and Madison Avenue Partners, LP, EMAI Management, LLC, Madison Avenue GP, LLC, Caraway Jackson Investments LLC and Eli Samaha may also be deemed to be the beneficial owner of such shares. According to the Schedule 13G, Madison Avenue, Madison Avenue Partners, LP, EMAI Management, LLC, Madison Avenue GP, LLC, Caraway Jackson Investments LLC and Eli Samaha hold shared voting power and shared dispositive power over 223,226 shares.

The table below, which is based on information furnished to the Company by its Directors and officers, shows as of February 1, 2025, for each person nominated for election as a Director, each named executive officer and for all Directors and executive officers of the Company as a group, the number of shares of each class of Common Stock “beneficially owned” (as defined in the Securities and Exchange Commission proxy rules) and, in the case of each nominee for election as a Director, the nature of such “beneficial ownership.” For the reasons set forth in the first paragraph of this section of the Proxy Statement, there is substantial duplication in the numbers of shares and percentages shown in the following table.

Holdings of Directors and Officers*

	Shares (%)
	Class A		Class B(a)
Tony Allen^	—		15	(b)
Danielle Conley^(i)	—		336	(b)
Wallace R. Cooney+(c)	—		5,524	(b)
Christopher C. Davis^	—		5,462	(b)
Thomas S. Gayner^(d)	—		5,900	(b)
Donald E. Graham^(e)	538,694	(55.9%)	553,485	(14.1%)
Jacob M. Maas+(f)	—		6,287	(b)
Nicole M. Maddrey+	—		4,223	(b)
Jack Markell			0
Anne M. Mulcahy^(i)	—		620	(b)
Timothy J. O’Shaughnessy^+(g)	51,326	(5.3%)	152,779	(4.4%)
Andrew S. Rosen+(h)	—		40,773	(1.1%)
G. Richard Wagoner, Jr.^(i)	—		1,416	(b)
Katharine Weymouth^	—		1,615	(b)
All directors and executive officers as a group, eliminating duplications (16 individuals)(j)	590,020	(61.2%)	780,198	(23.1%)

*  Unless otherwise indicated, the Directors and officers listed have sole voting and investment power with respect to such securities. None of the securities has been pledged as security.

^	Director

+	Named Executive Officer

(a)

The calculations set forth in this table relating to percentage ownership of Class B stock for Messrs. Graham and O’Shaughnessy include shares of Class B Stock issuable upon conversion of shares of Class A Common Stock.

(b)	Less than 1%.

(c)	Includes 2,000 shares of Class B Stock that Mr. Cooney has the right to purchase, pursuant to stock options.

(d)	Includes 5,200 shares of Class B Stock held for the account of a number of beneficial owners in which Mr. Gayner disclaims beneficial ownership.

(e)	See Table of “Principal Holders of Stock” on page 12.

(f)

Includes 2,000 shares of Class B Stock that Mr. Maas has the right to purchase pursuant to stock options. Does not include 1,000 restricted stock units granted to Mr. Maas that are subject to a price-based vesting condition because the condition may not necessarily be satisfied within 60 days of February 1, 2025. In addition, following satisfaction of such price-based condition, Mr. Maas is eligible for vesting of additional restricted stock units with respect to Class B shares in 1,000 share increments if additional price-based vesting conditions are met on or before December 31, 2027, which are also not reflected in the table above because the price-based vesting condition was not achieved as of February 1, 2025.

(g)	See footnote (b) to the Table of “Principal Holders of Stock” on page 12.

(h)

Includes 3,000 shares of Class B Common Stock held in a family trust. Mr. Rosen disclaims beneficial ownership of the securities held by the trust. In addition to the stock set forth above, Mr. Rosen holds 7,206 shares of Kaplan stock, which represents less than 1% of the total outstanding stock of Kaplan, Inc.

(i)	Shares are held in a revocable trust.

(j)

Includes 72,033 shares of Class B Stock, which Directors and executive officers have the right to purchase pursuant to stock options, and shares of restricted stock awarded to executive officers in accordance with the Graham Holdings Company Incentive Compensation Plan.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with SEC initial reports of ownership and reports of changes in ownership of Class B Stock. Based upon information furnished by these persons, we believe that all required filings for 2024 were made in a timely manner, except for a Form 4 filed on behalf of Jacob Maas that was filed one day late on November 8, 2024, to report the acquisition of shares following the achievement of price-based vesting conditions under a restricted stock unit award.

PROPOSAL 2: ADVISORY VOTE TO APPROVE 2024 COMPENSATION AWARDED TO NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934 and the corresponding SEC rules, the Company is seeking an advisory, non-binding shareholder vote from its Class A Shareholders with respect to compensation awarded to its named executive officers for 2024. On May 4, 2023, the Company’s Class A Shareholders voted unanimously in favor of an annual, non-binding shareholder advisory vote on executive compensation and, in consideration of the outcome of the frequency vote, the Board determined to hold such advisory vote each year. The Company’s executive compensation program and compensation awarded to its named executive officers are described under the heading “Executive Compensation” in this Proxy Statement. The Compensation Committee oversees the program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect the Company’s circumstances and to promote the main objective of the program: to motivate talented employees in order to increase value for shareholders by facilitating long-term growth of the Company. If you are a Class A Shareholder, you may vote for or against the following resolution, or you may abstain. The Compensation Committee will consider the outcome of the vote, along with other relevant factors, in evaluating its executive compensation program.

Resolved, that the compensation awarded to the Company’s named executive officers for 2024, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables, narrative discussion and related material included in this Proxy Statement, is hereby APPROVED.

THE BOARD RECOMMENDS THAT CLASS A SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE FOREGOING RESOLUTION.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the Company’s executive compensation principles and programs, with a focus on the decisions of the Compensation Committee of the Board (the “Committee”) regarding 2024 compensation for the Company’s named executive officers. The named executive officers for 2024 were as follows:

Name	Position with the Company
Timothy J. O’Shaughnessy	President and Chief Executive Officer
Wallace R. Cooney	Senior Vice President–Finance and Chief Financial Officer
Jacob M. Maas	Executive Vice President
Andrew S. Rosen	Chairman–Kaplan, Inc. and Executive Vice President–Graham Holdings Company
Nicole M. Maddrey	Senior Vice President, General Counsel and Secretary

Overview of Compensation Program

The Committee has responsibility for establishing and continually monitoring adherence to the Company’s compensation philosophy—a philosophy designed to attract, retain and motivate qualified, talented and diverse employees who are enthusiastic about the Company’s mission and culture. The Committee, which is composed entirely of independent Directors, is chaired by Anne M. Mulcahy and also includes Tony Allen and Katharine Weymouth, seeks to establish total compensation packages that are attractive to employees and based on performance goals established to increase value for shareholders by facilitating the long-term growth of the Company. The Committee considers both the Company’s short-term and long-term plans in determining compensation in order to motivate and reward management for achieving specific yearly goals and cumulative long-term goals, both of which are expected to enhance the long-term value of the Company. The Company has historically favored cash compensation over non-cash compensation, as the Committee believes that cash incentives provide more targeted rewards for specific performance. However, the Committee will select the method of compensation thought most likely to lead to achievement of the particular goal.

The named executive officers receive an annual salary and participate in both performance-based annual bonus plans and cash-based Long-Term Incentive Plans (“LTIPs”) with durations of three years or more. In certain circumstances, named executive officers receive restricted stock and/or stock options, as determined by the Committee on an individual basis. Mr. Rosen also receives benefits pursuant to the Supplemental Executive Retirement Plan (the “SERP”), which was closed to new participants in December 2015.

Compensation Committee Role and Responsibility

The Board has delegated to the Committee the responsibility of overseeing the administration of the Company’s compensation plans and the preparation of all related reports and documents required by the rules and regulations of the SEC. The Committee annually reviews and approves the corporate goals and objectives upon which the compensation of the President and Chief Executive Officer and senior management, including the named executive officers, is based and evaluates performance in light of these goals and objectives. The Committee also approves any incentive-based compensation plans under which the senior executives of the Company, including the named executive officers are compensated. Furthermore, the Committee reviews and makes recommendations to the Board with respect to any incentive compensation plans, including equity-based plans, to be adopted or submitted to the Company’s shareholders for approval. The Committee reviews the Company’s succession plans annually, including (i) the President and Chief Executive Officer’s recommendations as to a successor, should he become disabled or unable to perform his duties for an extended period of time, (ii) a dashboard outlining leadership talent assessments and succession planning for each of the businesses, and (iii) the Company’s efforts to develop management. The Committee also reviews the Company’s employee inclusion and retention initiatives.

The Committee may request that any officer or employee of the Company, or any of its affiliates, or the Company’s outside counsel or an independent auditor attend meetings of the Committee or meet with any members of, or consultants to, the Committee. The Committee has the authority to retain or terminate any compensation consultant used to assist in the evaluation of Director, President and Chief Executive Officer or senior management compensation and has sole authority to approve the consultant’s fees and other retention terms. The Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisers.

Role of Executive Officers in Compensation Decisions

Mr. O’Shaughnessy, President and Chief Executive Officer, and Ms. Sandra Stonesifer, the Vice President–Chief Human Resources Officer and secretary of the Committee, attended all six Committee meetings in 2024.

Mr. O’Shaughnessy and Ms. Stonesifer recommend to the Committee the size of each component of compensation for each of the executive officers (other than their own) and for all employees earning more than $750,000 in target annual cash compensation, inclusive of both annual base salary and bonus targets. Recommendations may be based on a discussion with the employee’s division head, a review of his or her performance and a comparison of any available compensation survey data for that position and geographic area. The Committee examines each of the suggested compensation actions and, in its sole discretion, may modify the recommended compensation to better reflect the goals of the Company. The Committee makes all compensation decisions for the executive officers of the Company and relevant employees, except with respect to any perquisites under $200,000 per named executive officer that may be approved by Mr. O’Shaughnessy (other than for himself).

Mr. O’Shaughnessy and Ms. Stonesifer were not present during the portion of the Committee meetings when his or her compensation, as applicable, was discussed by the Committee.

Setting Executive Compensation

The Company adopts a holistic view on executive compensation. The Company compares its named executive officer salaries, annual bonuses and long-term incentives to those of companies in similar industries and with comparable revenues. While the Committee generally considers the compensation structures maintained by similarly situated companies, it does not target executive compensation at a certain level or percentage based upon other companies’ arrangements. At least once a year, the Committee evaluates the individual compensation of the Company’s senior executives (including the named executive officers). The Committee separately reviews the named executive officers’ compensation against market data provided by outside surveys or public information (such as the proxy filings of peer companies). The Committee defines its peer group as companies operating in the same industries (Conglomerates, Education and Media) with one-half to two times the Company’s prior fiscal year revenue. The Committee reviews the peer group on an annual basis, and for 2024 the peer group consisted of the following companies:

AdaptHealth Corp.	News Corporation
Adtalem Global Education Inc.	Nexstar Media Group, Inc.
AMC Networks Inc.	Pearson plc
Bright Horizons Family Solutions Inc.	Scholastic Corporation
E.W. Scripps Company	Select Medical Holdings Corporation
Gannett Company, Inc.	Sinclair Broadcast Group Inc.
Gray Television, Inc.	Strategic Education Inc.
iHeartMedia, Inc.	Tegna Inc.
John Wiley & Sons, Inc.	The New York Times Company
Laureate Education, Inc.

Risk Assessment of Compensation Program, Insider Trading, Recoupment and Hedging Policies
During 2024, the Committee met with Mr. O’Shaughnessy and Ms. Stonesifer to review and discuss the impact of the Company’s compensation programs on organizational risk. The Committee determined that the Company’s compensation programs have sufficient risk mitigation features in each of the plans and do not encourage or reward employees for taking excessive or unnecessary risk. The Committee believes that the Company’s compensation programs constitute an appropriate mix of short- and long-term incentive compensation that rewards employees while balancing risks through the delayed payment of long-term awards. As a result of the compensation risk review, the Committee determined that the overall risk of the Company’s compensation programs exposing the organization to unnecessary or excessive risks that threaten the value of the Company is low. The Company has adopted
insider trading policies and procedures governing the purchase, sale, and other dispositions of the Company’s securities by the Company and its subsidiaries and the Company’s directors, officers and employees that are reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable NYSE listing standards. The insider trading policy prohibits the Company’s directors, officers, and employees from trading in the Company’s securities while in possession of material, nonpublic information. The insider trading policy also prohibits the Company from directly or indirectly trading in its own securities while in possession of material nonpublic information, unless such trading activity complies with all applicable securities laws. The Company’s insider trading policy also prohibits directors and executive officers from engaging in hedging transactions with respect to the Company’s securities in order to hedge the economic risk of owning the Company’s securities and is intended to enhance the Company’s efforts at risk mitigation. The Company has a policy, administered by the Committee, that requires the recoupment or “clawback” from executive officers of incentive-based compensation that is based on the attainment of a financial reporting measure in the event of an accounting restatement in accordance with the requirements of the Dodd-Frank Act and NYSE listing requirements.
Elements of Compensation
As described below, a significant portion of the Company’s executive compensation is linked directly to business unit and corporate performance and stock appreciation. The compensation package offered by the Company to its executive officers comprises the following components:

•	Competitive base salary;

•	Short-term cash incentive compensation in the form of performance-based annual bonuses;

•	Long-term cash incentive compensation, typically based on performance over three or more years;

•	Long-term equity-based incentive compensation in the form of restricted stock, restricted stock units and/or stock options; and

•	Retirement benefits.
Base Salary
The Company pays the named executive officers base salaries to compensate them for services rendered during the fiscal year. Salaries for the named executive officers are based on their responsibilities, their prior experience and their recent performance and are evaluated against market data procured through outside surveys or publicly available information. Salaries for named executive officers are typically reviewed on a
24-month
or longer cycle, except when there is a significant change in an executive’s responsibilities during such cycle. Such adjustments are determined by evaluating (i) the scope of the new responsibilities, (ii) the competitive market value of that role, (iii) the performance of the individual and (iv) the performance of the Company.

Annual Bonuses

The Company provides key employees, including named executive officers, with the opportunity to earn annual incentive compensation awards based on the Company’s and its business units’ financial performance compared to goals set immediately prior to or at the beginning of the year in which the award is to be earned. The payout upon the achievement of such goals is equal to a percentage of base salary, determined on an individual basis, taking into account the responsibilities, prior experience and recent performance of the relevant employee, and set at the beginning of the year. The 2024 target annual bonus award for each of the named executive officers, as a percentage of base salary, was as follows: Mr. O’Shaughnessy, 100%; Mr. Rosen, 100%; Mr. Cooney, 50%; Mr. Maas, 50%; and Ms. Maddrey, 40%. There were no changes in annual bonus targets from 2023 to 2024 for any of the named executive officers.

In 2024, the total annual bonus formula for the named executive officers, except for Mr. Rosen, was based on a diluted earnings per share target for the Company because the Committee believed that such a goal would align the interests of shareholders and the named executive officers in growing the value of the Company. Potential payouts ranged from 0% to 200% of target, with a threshold achievement of 80% of the diluted earnings per share target necessary for any amounts to be paid (which would be paid at a threshold level of 50%), and the maximum potential payout available in the event 140% of the diluted earnings per share target is attained. The Committee believes that the targets are challenging, but achievable, as evidenced by the fact that payouts have been at or above target in two out of the past five years.

The diluted earnings per share goal for 2024 was $61.88. In evaluating performance achievement, the actual results are subject to adjustment for certain items, to the extent that actual amounts for such items varied from those in the 2024 annual budget (whether to the detriment or the benefit of the Company). Specifically, these adjustments included deductions for a pension budget variance, unbudgeted net gains on marketable and other equity securities, and foreign exchange gains. These deductions were offset by unbudgeted goodwill and other long-lived asset impairment charges, losses on unbudgeted new acquisitions and investments, and a Kaplan stock compensation expense variance.

In addition, the Committee exercised its discretion to exclude certain unusual and unbudgeted items, including additions for an unbudgeted interest expense related to the fair value adjustment of the mandatorily redeemable noncontrolling interest at Graham Healthcare Group; unbudgeted impairments, losses and gains from equity and cost method investments, net; and unbudgeted costs at Hoover, Dekko, Saatchi Art and Code3. The Committee adjusted for these items as they do not relate to the regular operating results that are customarily considered by the Committee in determining bonus amounts. Page 54 of the Company’s 2024 Annual Report on Form 10-K, filed with the SEC on February 26, 2025, detailed $29.04 in diluted earnings per share additions, which comprise most of these discretionary items.

Taking into account these adjustments, the Company’s 2024 diluted earnings per share, as adjusted for purposes of the bonus determination, was $59.40 (compared to reported diluted earnings per share of $163.40), resulting in the Company’s achievement of 96% of its earnings per share goal for 2024. As a result, the annual bonus payout was approximately 90% of target, based on the established annual formula.

For Mr. Rosen, 25% of his bonus was based on Mr. Rosen’s performance of his responsibilities relating to Graham Holdings Company, with a potential payout of 0% to 200% of target, on the terms described above with respect to the other named executive officers, with the remaining 75% tied to Kaplan’s performance. For the portion tied to Kaplan’s performance, 80% was based on Kaplan’s enterprise operating income target of $128.9 million and 20% was based on Kaplan’s enterprise revenue target of $1,592 million. The potential payouts for the Kaplan components of Mr. Rosen’s bonus amount ranged from 0% to 200% of target, with a threshold achievement of 65% for the enterprise operating income target, and 90% for the enterprise revenue target. The maximum potential payouts were available upon achievement of 161% of the enterprise operating income target and 113% of the enterprise revenue target. When aggregating the potential payouts for all components of Mr. Rosen’s annual bonus, the potential payouts ranged from 0% to 193% of target. In calculating Kaplan’s enterprise operating income, on this basis, Kaplan achieved adjusted enterprise operating income of $139.1 million (adjusted for unbudgeted foreign exchange and new pension plan impact) versus a target of $128.9 million, or 108% achievement, which resulted in a 104% payout of the portion of Mr. Rosen’s bonus attributable to Kaplan’s enterprise operating income. Kaplan enterprise revenue totaled $1,672 million (adjusted for unbudgeted foreign exchange impact) versus a target of $1,592 million, or 105% achievement, which resulted in a 115% payout of Mr. Rosen’s bonus attributable to Kaplan’s enterprise revenue.

Restricted Stock and Restricted Stock Units

To align the interests of the Company’s shareholders and management and to ensure that the full potential of an executive’s compensation package cannot be realized unless stock appreciation occurs over a number of years, the Company has granted awards under two equity plans, the 2012 Incentive Compensation Plan in May 2012 (the “Legacy Plan”) and the 2022 Incentive Compensation Plan (the “2022 Plan”). In granting individual equity awards, the Committee considers the estimated value of shares held by the employee, the level of contribution the employee has previously made and the potential of the employee to bring additional value to the Company. For restricted stock, the shares generally cliff vest at the conclusion of a four-year vesting period and do not have provisions providing for accelerated vesting. The named executive officers, excluding Mr. O’Shaughnessy, generally receive grants of restricted stock every other year. Restricted stock grants were made in January 2021, vesting in January 2025, and January 2023, vesting in January 2027. In connection with Mr. Mass’ promotion to executive vice president in 2022, he received a restricted stock unit award subject to price-based vesting conditions, the first tranche of which vested in 2024.

Performance Units

To promote the attainment of specific long-term financial goals, the Company grants cash-based performance units (“Performance Units”). Performance-based goals relating to individual business unit performance of the Company’s operating divisions are determined at the beginning of each four-year award cycle, and the Committee believes that such goals are challenging, but achievable. Each Performance Unit has a target value of $100 and a maximum potential payout of $200. The payment of a total award to any individual at the end of an award cycle may not exceed $5 million.

For each cycle under a Performance Unit Plan, the Committee establishes a valuation formula within 90 days of the beginning of the cycle and no later than the completion of the first quarter of the cycle. At the end of the cycle, the unit value is calculated, based on application of the formula, and payments are made to named executive officers in the year following the cycle. The formula used to calculate the payouts is determined by (i) a weighted combination of factors that relate to individual business unit performance of the Company’s operating divisions and (ii) subject to the discretion of the Committee. A new four-year cycle commences every two years, with the result that there are always two overlapping cycles in progress.

At the end of 2024, Mr. O’Shaughnessy held 12,000 units in each cycle, Mr. Cooney held 6,500 units in each cycle, Ms. Maddrey held 5,000 units in each cycle, Mr. Maas held 5,000 units in the 2021–2024 cycle and 6,500 units in the 2023–2026 cycle, and Mr. Rosen held no units in either cycle.

2021–2024 Cycle

Payouts under the 2021–2024 cycle were based on seven performance criteria consisting of: (1) Kaplan’s cumulative operating income, excluding amortization of intangibles, Kaplan stock compensation and restructuring charges (up to 27.5% of the maximum payout); (2) the value of a Performance Unit under the Graham Media Group (“GMG”) valuation, as described below (up to 25% of the maximum payout); (3) cumulative operating income excluding amortization of intangibles for Hoover, Dekko, Joyce and Forney (up to 10% of the maximum payout); (4) cumulative operating income excluding amortization of intangibles for Graham Healthcare Group (including equity in earnings of affiliates) (up to 12.5% of the total maximum payout); (5) Framebridge’s cumulative gross profit (up to 10% of maximum payout); (6) cumulative operating income excluding amortization of intangibles for Graham Automotive (excluding certain entities), Clyde’s Restaurant Group, Code3, Decile, Slate, Foreign Policy, Pinna and CyberVista (up to 10% of the maximum payout); and (7) cumulative operating income of Leaf Group, excluding amortization of intangibles (up to 5% of the maximum payout). In February 2023, the Committee approved an amendment to the 2021–2024 cycle to update business unit cumulative operating income goals to reflect acquisitions completed in 2021 and 2022.

The performance criteria related to GMG’s business for the 2021–2024 cycle was GMG’s cumulative cash flow margin ranking compared to the cash flow margins of selected peer companies at the end of the award cycle. Cash flow margin is computed based on operating income before corporate allocation and before charges for interest, depreciation and amortization. Furthermore, the payout value tied to GMG will be reduced by 50% if GMG does not produce operating income (excluding amortization of intangible assets and impairments of long-lived assets) in one of the four years during the award cycle and there will be no payout tied to GMG if GMG does not produce operating income for at least two years in the cycle.

For the 2021-2024 cycle: (1) Kaplan achieved cumulative operating income of $444.2 million over the four-year period, adjusted to exclude amortization of intangibles, Kaplan stock compensation and restructuring charges, resulting in a payout of $26.91 per unit with respect to the portion of the performance attributable to Kaplan; (2) GMG’s cash flow ranked number one overall for the four-year period and, in each of the four years during the cycle, GMG’s cash flow was 2% higher than the nearest competitor among the peer companies, resulting in a payout of $50 per unit with respect to the portion of performance attributable to GMG; (3) the performance measure during the four-year period for Hoover, Dekko, Joyce and Forney was based on cumulative operating income of $170.7 million, excluding amortization of intangibles, resulting in a payout of $9.81 per unit with respect to the portion of performance attributable to these businesses; (4) the performance measure during the four-year period for Graham Healthcare Group was based on cumulative operating income of $213.2 million, excluding amortization of intangibles, resulting in a payout of $25 per unit with respect to the portion of performance attributable to Graham Healthcare Group; (5) Framebridge’s performance measure during the four-year period of cumulative gross profit of $120.8 million was not achieved, resulting in a payout of $0 per unit with respect to the portion of the performance attributable to Framebridge; (6) the performance measure during the four-year period for Graham Automotive (excluding certain entities), Clyde’s Restaurant Group, Code3, Decile, Slate, Foreign Policy, Pinna and CyberVista, was based on cumulative operating income of $81.5 million, excluding amortization of intangibles, resulting in a payout of $20 per unit with respect to the portion of performance attributable to these businesses; and (7) the performance measure during the four-year period for Leaf Group of cumulative operating income of $12.8 million, excluding amortization of intangibles was not achieved, resulting in a payout of $0 per unit with respect to the portion of performance attributable to Leaf Group.

Performance Units for the 2021-2024 award cycle were valued at $132 per unit, based on achievement of the above-described performance measures. Performance Unit payouts for the named executive officers for the 2021-2024 cycle were made in March 2025 and are included in the Summary Compensation Table.

2023–2026 Cycle

Awards under the 2023–2026 cycle are based on seven performance criteria: (1) Kaplan’s cumulative operating income excluding amortization of intangibles, pension service cost, Kaplan stock compensation and restructuring charges (up to 25% of the maximum payout); (2) the value of a Performance Unit under the GMG valuation, as described below (up to 20% of the maximum payout); (3) cumulative operating income excluding amortization of intangibles and pension service cost for Hoover, Dekko, Joyce, and Forney (up to 10% of the maximum payout); (4) cumulative operating income excluding amortization of intangibles and pension service cost for Graham Healthcare Group (including equity in earnings of affiliates) (up to 15% of the maximum payout); (5) cumulative operating income excluding amortization of intangibles for Graham Automotive (excluding certain entities) (up to 10% of the maximum payout); (6) cumulative gross profit for Framebridge (up to 10% of the total maximum payout); and (7) cumulative operating income excluding amortization of intangibles for the Leaf Group, Clyde’s Restaurant Group, Code3, Decile, Slate, Foreign Policy, and Pinna, excluding any significant pension plan changes, (up to 10% of the maximum payout). In February 2025 the Committee approved an amendment to the 2023-2026 Corporate Performance Unit Plan to include material acquisitions completed in the first half of the plan period, as well as an update to the manner in which GMG’s performance criteria is structured.

For the 2023–2026 award cycle, the performance criteria related to GMG for the first three years of the plan–2023, 2024, and 2025–are based on three performance indicators: (1) 50% based on achieving operating income excluding retirement cost and credits, deferred compensation, and retransmission revenue and expense; (2) 25% based on net/net digital revenue (exclusive of programmatic) and new business goals; and (3) 25% based on achieving targeted net revenue growth (exclusive of retransmission and political revenue/expense). For the last year of the plan, 2026, the performance criteria related to GMG will be based on four performance indicators: (1) 40% based on achieving operating income less retransmission revenue and network expense; (2) 20% based on achieving core revenue growth (defined by local and national less political and new business); (3) 20% based on achieving net/net digital revenue (exclusive of agency commission, programmatic, cost of goods sold, allowances, and bad debt); and (4) 20% based on achieving new net business goals (exclusive of agency commission, revenue share, allowances, and bad debt).

Kaplan Long-Term Incentive Plans

Mr. Rosen participates in the Kaplan Milestone Plan and was awarded 20% of the award pool. The award pool is based on separate awards for enterprise achievement of operating income milestones of $110 million, $120 million, $130 million and $140 million in a single year, as adjusted for acquisitions and unexpected changes in capital expenditures, foreign exchange impact, and excluding restructuring costs, amortization of intangible assets and impairments of long-lived assets. Award achievement is cumulative and each target can only be achieved once. Service conditions in respect of 100% of the award will be satisfied when the respective operating income milestone is achieved in a year and payouts will occur the following March. In 2024, Kaplan achieved adjusted enterprise operating income of $133.8 million (adjusted for milestone exchange rates), which surpassed the second adjusted milestone of $120.6 million (adjusted for acquisitions and new pension plan) and the third adjusted milestone of $130.6 million (adjusted for acquisitions and new pension plan). This resulted in a payout of Mr. Rosen’s milestones award of $2.4 million.

Stock Options

The Committee grants stock options only when a key employee has made a significant contribution to the Company and demonstrates the ability to make additional contributions. The options generally vest over six years and expire 10 years from the grant date. No stock options were granted to the Company’s named executive officers in 2024. The Company does not have a formal policy relating to the timing of equity grants, but in practice seeks to avoid granting awards proximate to the release of material nonpublic information.

Retirement Benefits

Qualified Defined Contribution and Defined Benefit Plan

Most employees of the Company, including certain named executive officers, are eligible to participate in the Company’s qualified defined contribution 401(k) savings plan and a defined benefit retirement plan. Benefits under these plans are determined on the basis of base salary only, exclusive of all bonuses, deferred compensation and other forms of remuneration.

Effective January 2024, the Company consolidated most employer contributions into the Company Contribution Plan (“CC Plan”, formerly known as the Cash Balance Retirement Program). Eligible employees who were actively employed on or after January 1, 2024, participate in the CC Plan. This is a non-contributory defined benefit program expressed in the form of a hypothetical account balance that grows through monthly Company contribution credits and interest credits. Employees are eligible to participate in the CC Plan immediately upon hire, and pension benefits accrued under the CC Plan vest after one year of service or upon reaching age 65 while actively employed. The CC Plan replaces employer contributions employees may have previously received through the 401(k) savings plan, the Cash Balance Retirement Program (“CBRP”), and the Secure Retirement Account (“SRA”) which closed on December 31, 2023. Eligible employees hired prior to September 1, 2009, will continue to participate in the “Graham Schedule” as described below while also receiving new benefits through the CC Plan.

Prior to January 1, 2024, eligible employees hired or rehired by the Company on or after September 1, 2009, participated in the Cash Balance Retirement Program, now known as the CC Plan. Eligible employees who were actively employed on or after August 1, 2012, also participated in the SRA. The SRA was closed on December 31, 2023, and although employees no longer earn pay-based credits, they continue to earn monthly interest credits. Both the CC Plan and the SRA are non-contributory defined benefit programs with benefits expressed in the form of hypothetical account balances. The CC Plan grows through monthly company contribution credits and monthly interest credits. Eligible employees hired prior to September 1, 2009, including certain named executive officers who are vested and who begin to take their pension benefit at age 65 or whose age and years of service when added together equal 90 (the “Rule of 90”), receive an annual pension equal to 1.75% of their highest average 60-month base salary annualized up to the limits permitted by the Internal Revenue Code, minus Social Security-covered compensation multiplied by the appropriate Social Security offset percentage and early retirement factor, multiplied by the number of years of credited service under the Graham Holdings Retirement Benefits Schedule (“Graham Schedule”). Cash pension supplements are also provided to assist in the payment of retiree medical coverage. The annual cash pension supplement is equal to $200 multiplied by the number of years of credited service under the Graham Schedule. An additional temporary Pre-Age 65 pension supplement of $250 per month ($2,075 per month for those participants who have attained age 50 with five years of vesting service as of September 1, 2018) is provided to participants under the Graham Schedule who retire and commence benefit payment at or after age 55, but prior to age 65, and who had 10 years of vesting service at retirement. The temporary Pre-Age 65 supplement is discontinued when the retiree qualifies for Medicare (the month prior to the 65th birthday).

Non-Qualified Supplemental Executive Retirement Plans

The Company maintains an unfunded non-qualified supplemental executive retirement plan (SERP) that was designed to retain and recruit key executives. Mr. Rosen participates in the SERP. Participants in the SERP were selected by management as employees whom management most wanted to retain because of their superior performance and were approved for participation by the Committee. The Company closed the plan to new participants as of December 2015.

To offset limitations placed on the income that can be considered in the formulas of retirement plans and benefits that can be payable from the plans, the SERP provides a “supplemental retirement benefit.” In 2024, this benefit is calculated under the rules of the qualified defined benefit retirement plan, but without reference to such income and benefit limitations, and in the case of Mr. Rosen, includes compensation from annual bonuses in the calculation. In any instance in which a retiring executive’s supplemental retirement benefit exceeds the benefit payable by the qualified defined benefit plan or plans, the Company will pay the excess to him or her as a supplemental retirement benefit under the SERP. Benefits provided under the SRA (which was closed on December 31, 2023) are not covered by the SERP.

The SERP also provides tax-deferred accruals of amounts proportionate to the benefits available to non-highly compensated participants in the Company’s 401(k) savings plan, to the extent that such accruals exceed those under the Company’s basic plans because of the tax law limitations ($69,000 in 2024). At this point, Mr. Rosen is the only active participant and the plan is not open to new participants.

Non-Qualified Deferred Compensation Plan

The Company also maintains a Deferred Compensation Plan, which has been closed to new participants and new deferrals for existing participants since December 2015. Mr. Rosen participates in this plan. The Deferred Compensation Plan is an unfunded plan that allowed a select group of senior executives and non-employee Directors the opportunity to voluntarily defer, on a non-qualified basis, the receipt of certain compensation payments or fees. For employee participants, including certain named executive officers, eligible compensation for deferral was limited to annual bonuses and certain long-term cash awards (including Performance Unit grants).

Employment Agreements and Severance Packages

Mr. O’Shaughnessy’s Agreement

The Company entered into a letter agreement with Mr. O’Shaughnessy in October 2014 in connection with his becoming President of the Company. Mr. O’Shaughnessy’s letter agreement does not provide for any severance compensation or benefits. Under the terms of Mr. O’Shaughnessy’s letter agreement, and as consideration for the benefits provided in the agreement, Mr. O’Shaughnessy agreed to non-competition, non-solicitation of customers and employees and no-hire restrictions for a one-year period following termination, as well as to maintain the confidentiality of certain information related to the Company and its businesses at all times following termination.

Mr. Rosen’s Agreement

The Company entered into a letter agreement with Mr. Rosen in April 2014 in connection with his becoming Chairman of Kaplan and Executive Vice President of the Company.

If Mr. Rosen is terminated by the Company without cause, he will receive a one-time lump-sum cash payment of $3,500,000, payable on the 65th day following termination of employment, and prorated vesting of outstanding restricted stock and stock options held at the time of termination, provided that he signs a separation and release agreement that becomes irrevocable no later than 60 days following the date of his termination.

Under the terms of Mr. Rosen’s letter agreement, and as consideration for the benefits provided in the agreement, Mr. Rosen agreed to non-competition, non-solicitation of customers and employees and no-hire restrictions for a one-year period following termination, as well as to maintain the confidentiality of certain information related to the Company and its businesses at all times following termination.

Mr. Maas’ Agreement

The Company entered into a letter agreement with Mr. Maas in August 2015 in connection with his becoming Senior Vice President–Planning and Development in the Corporate Office of Graham Holdings Company. Mr. Maas’ letter agreement does not provide for any severance compensation or benefits.

Results of Shareholder Advisory Votes on Executive Compensation

At the 2024 Annual Meeting of Shareholders, the Company’s Class A Shareholders unanimously approved the overall 2023 compensation for its named executive officers, including the policies and practices related thereto. The Company believes this vote reflected Class A Shareholder approval of its pay-for-performance philosophy and the absence of pay practices that Class A Shareholders consider problematic. Accordingly, the Committee generally continued to apply the same principles in determining the amounts and types of executive compensation for 2024 as outlined in its compensation philosophy and framework. The Committee values the shareholder feedback provided through the vote and will consider the results of the vote, as well as future votes, in refining the development of the Company’s compensation program and goal setting in the future.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Anne M. Mulcahy, Chair

Dr. Tony Allen

Katharine Weymouth

The following table shows the compensation paid by the Company during the most recent three years to our named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)(1)	Bonus ($) (d)	Stock Awards ($) (e)(2)	Option Awards ($) (f)(2)	Non- Equity Incentive Plan Compensation ($) (g)(3)	Change in Pension Value of Accumulated Benefits and Non-Qualified Deferred Compensation Earnings ($) (h)(4)	All Other Compen- sation ($) (i)(5)	Total ($) (j)
Timothy J. O’Shaughnessy	2024	1,200,000	—	—	—	2,663,760	51,487	—	3,915,247
President and Chief Executive Officer	2023	900,000	—	—	—	843,574	34,382	3,300	1,781,256
	2022	900,000	—	—	—	2,561,506	22,908	3,050	3,487,464
Wallace R. Cooney	2024	725,000	—	—	—	1,184,178	199,627	9,054	2,117,859
Senior Vice President–Finance and Chief	2023	675,000	—	375,156	—	316,340	171,097	11,986	1,549,579
Financial Officer	2022	675,000	—	—	—	1,200,565	—	11,266	1,886,831
Andrew S. Rosen	2024	2,000,000	—	—	—	4,438,786	475,042	7,245	6,921,073
Chairman–Kaplan Inc. and Executive	2023	1,625,000	—	300,247	—	3,182,007	1,188,072	49,100	6,344,426
Vice President–Graham Holdings Co.	2022	1,625,000	—	—	—	1,578,343	—	51,372	3,254,715
Jacob M. Maas	2024	750,000	—		—	997,425	46,406	9,054	1,802,885
Executive Vice President	2023	700,000	—	375,156	—	328,056	32,847	11,986	1,448,045
	2022	700,000	—	3,494,076	—	1,036,141	22,834	11,266	5,264,317
Nicole M. Maddrey	2024	700,000	—	—	—	911,944	139,647	8,063	1,759,654
Senior Vice President, General Counsel	2023	650,000	—	350,187	—	243,699	140,573	11,035	1,395,494
and Secretary	2022	650,000	—	—	—	923,991	—	9,983	1,583,974

1.	Amounts in this column represent base salary earned for each of the named executive officers.

2.

The amounts shown in these columns represent the grant date fair value of stock and option awards computed in accordance with FASB ASC Topic 718 and reflect the grant date fair value of stock and option awards made through the close of the 2024 fiscal year, rather than amounts paid to or realized by the named executive officers. In 2022, the Company granted a restricted stock unit award to Mr. Maas that is subject to price-based vesting conditions. The award provides Mr. Maas with the right to receive 1,000 shares of the Company’s Class B common stock each time the Company’s closing share price meets or exceeds a certain share price target for a 90 consecutive day period; the award period expires on December 31, 2027. Mr. Maas’ award vests as follows: 1,000 shares will vest if the Company’s closing share price meets or exceeds $700 per share for 90 consecutive calendar days; and an additional 1,000 shares will vest following each incremental increase of $100 per share (above $700) in the Company’s share price for 90 consecutive calendar days. Each target can only be achieved once through the award’s expiration date. The grant date fair value of the stock award was estimated using a Monte Carlo simulation and is recognized over the derived service period of each tranche. The first tranche of this award vested in 2024. There can be no assurance that the amounts calculated will be realized, and amounts realized could ultimately exceed the amounts calculated. See Note 14 of the Notes to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K, filed on February 26, 2025, for a discussion of the assumptions used in the valuation of the stock awards. The Company did not grant any option awards for the years reported. Additional information regarding these awards can be found under “Compensation Discussion and Analysis: Performance-Based Incentive Compensation – Restricted Stock and Restricted Stock Units.”

3.

Amounts in this column for 2024 represent payments under the 2024 annual bonus plan and the 2021–2024 Performance Unit Plan, and in the case of Mr. Rosen, the amount in this column for 2024 represents payments under the 2024 annual bonus plan and Kaplan’s long-term incentive plan as follows: Mr. O’Shaughnessy, $1,079,760 in annual bonus, $1,584,000 in Performance Units; Mr. Cooney, $326,178 in annual bonus, $858,000 in Performance Units; Mr. Rosen, $2,038,786 in annual bonus, $2,400,000 in Kaplan’s long-term incentive plan; Mr. Maas, $337,425 in annual bonus, $660,000 in Performance Units; Ms. Maddrey, $251,944 in annual bonus, $660,000 in Performance Units. Amounts in this column for 2023 represent payments under the 2023 annual bonus plan. In the case of Mr. Rosen, the amount in this column for 2023 represents payments under the 2023 annual bonus plan and Kaplan’s long-term incentive plan as follows: $1,982,007 in annual bonus, $1,200,000 in Kaplan’s long-term incentive plan. Amounts in this column for 2022 represent payments under the 2022 annual bonus plan and the 2019–2022 Performance Unit Plan as follows: Mr. O’Shaughnessy, $1,121,506 in annual bonus, $1,440,000 in Performance Units; Mr. Cooney, $420,565 in annual bonus, $780,000 in Performance Units; Mr. Rosen, $1,578,343 in annual bonus; Mr. Maas, $436,141 in annual bonus, $600,000 in Performance Units; Ms. Maddrey, $323,991 in annual bonus, $600,000 in Performance Units. Additional information can be found in “Compensation Discussion and Analysis: Performance-Based Incentive Compensation – Annual Bonuses.”

4.

There were no above-market or preferential earnings on compensation deferred on a non-tax-qualified basis, and therefore, no such earnings are reflected in the amounts shown in this column. Therefore, the amounts in this column solely represent changes in the value of accumulated pension benefits. For purposes of calculating such value and the resulting changes, benefits were assumed to commence at the age when benefits under the SERP are first unreduced, or the age when benefits under the Retirement Plan for Graham Holdings Company (the “Retirement Plan”) are first unreduced if the named executive officer does not have a SERP benefit, and were discounted to the date as of which they were determined (either December 31, 2024, December 31, 2023 or December 31, 2022). Assumed benefit commencement ages are shown below, rounded to the nearest age:

O’Shaughnessy:	age 65
Cooney:	age 64 (will be eligible for unreduced benefits under the Rule of 90*)
Rosen:	age 64 (is currently eligible for unreduced benefits under the Rule of 90*)
Maddrey:	age 65
Maas:	age 65

* Age plus service is greater than 90, with age at least 55

Changes in the present value of benefits in 2024 are attributable to The Retirement Plan and the corresponding benefit under the SERP are as follows. Mr. O’Shaughnessy – $51,487 Retirement Plan; Mr. Cooney – $199,627 Retirement Plan; Mr. Maas – $46,406 Retirement Plan; Mr. Rosen – $55,304 Retirement Plan, $419,738 the SERP; and Ms. Maddrey – $139,647 Retirement Plan. The values of accumulated plan benefits were determined using a discount rate of 5.80% (5.60% for SERP) at December 31, 2024, 5.20% (5.10% for SERP) at December 31, 2023, and 5.50% at December 31, 2022, with PRI-2012 Fully Generational Mortality Table for males and females using Scale MP-2021 with a 90% white-collar and 10% blue-collar blend (100% white-collar for Nonqualified benefits) at December 31, 2024, December 31, 2023 and December 31, 2022. In addition, 50% of the benefit accumulated under the relevant qualified Schedules are valued as a lump-sum, and 50% valued as an annuity payable for life. It is also assumed that benefits under the Company Contribution Plan and Secure Retirement Account Schedules will be taken as a lump-sum with a 90% probability and an annuity with a 10% probability. At December 31, 2024, the annuity was converted into a lump-sum value using the 2025 PPA combined unisex mortality for single-sum payments and interest rates of 4.50% for payments in the first 5 years, 4.96% for payments in years 5 through 20 and 5.40% for years thereafter. At December 31, 2023, the annuity was converted into a lump-sum value using the 2024 PPA combined unisex mortality for single-sum payments and interest rates of 5.45% for payments in the first 5 years, 5.52% for payments in years 5 through 20 and 5.43% for years thereafter. At December 31, 2022, the annuity was converted into a lump-sum value using the 2023 PPA combined unisex mortality for single-sum payments and interest rates of 3.79% for payments in the first 5 years, 4.62% for payments in years 5 through 20 and 4.69% for years thereafter.

5.	For 2024, the amounts shown include the information detailed in the following table:

ALL OTHER COMPENSATION

Name (a)	Perquisites ($) (b)	401(k) Company Contributions ($) (c)	SERP Company Contributions ($) (d)	Restricted Stock Dividends ($) (e)(1)	Individual Deferred Compensation Arrangement (f)	Total ($) (g)
Timothy J. O’Shaughnessy	—	—	—	—	—	—
Wallace R. Cooney	—	—	—	9,054	—	9,054
Andrew S. Rosen	—	—	—	7,245	—	7,245
Jacob M. Maas	—	—	—	9,054	—	9,054
Nicole M. Maddrey	—	—	—	8,063	—	8,063

1.

The amounts represent dividends attributable to Company stock granted under the Company’s Legacy Plan and 2022 Plan that are not included in the grant date fair value of such restricted stock awards reported in column (e) of the Summary Compensation Table.

The following table provides information on awards made under the 2022 Plan to each of the named executive officers in 2024. Awards granted to the named executive officers under the 2022 Plan in 2024 include annual incentive awards.

GRANTS OF PLAN-BASED AWARDS

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Grant Date (b)	Non-Equity Incentive Plan Awards: Number of Units or Other Rights (#) (c)	Threshold ($) (d)	Target ($) (e)	Max ($) (f)	Threshold ($) (g)	Target ($) (h)	Max ($) (i)	All Other Stock Awards: Number of Shares of Stock or Units (#) (j)	All Other Option Awards: Number of Securities Underlying Options (#) (k)	Exercise or Base Price of Option Awards ($/ share) (l)	Closing Price on Date of Grant for Option Awards if Different ($) (m)	Grant Date Fair Value of Stock and Option Awards (n)
Timothy J. O’Shaughnessy
Annual Incentive[1]	—	—	600,000	1,200,000	2,400,000	—	—	—	—	—	—	—	—
Wallace R. Cooney
Annual Incentive[1]	—	—	181,250	362,500	725,000	—	—	—	—	—	—	—	—
Andrew S. Rosen
Annual Incentive[1]	—	—	745,000	2,000,000	3,850,000	—	—	—	—	—	—	—	—
Jacob M. Maas
Annual Incentive[1]	—	—	187,500	375,000	750,000	—	—	—	—	—	—	—	—
Nicole M. Maddrey
Annual Incentive[1]	—	—	140,000	280,000	560,000	—	—	—	—	—	—	—	—

1.

Amounts shown are the threshold, target and maximum payouts under the annual bonus plan. The amount in column (d) represents the minimum payment level, which is 50% of the target; in the case for Mr. Rosen, it is 37.3%. The amount shown in column (f) represents the maximum payout level, which is 200% of the target; in the case for Mr. Rosen, it is 192.5% of the target. In the event that the threshold performance level with respect to the performance goals set by the Committee (i.e., 80% of the target performance goal; in the case of Mr. Rosen, for the Kaplan component, 65% of enterprise operating income target performance goal, 90% of enterprise revenue target performance goal) is not attained, no amount would be paid. Additional information can be found in “Compensation Discussion and Analysis: Performance-Based Incentive Compensation—Annual Bonuses.”

The following table shows the number of shares covered by exercisable and unexercisable options and unvested restricted stock and restricted stock units held by the Company’s named executive officers on December 31, 2024.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards(1)					Stock Awards(2)
Name (a)	Number of Securities Underlying Unexercised Options: Exercisable (#) (b)	Number of Securities Underlying Unexercised Options: Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Timothy J. O’Shaughnessy	45,291	25,754	—	426.86	9/10/2030	—	—	—	—
	22,742	—	—	872.01	11/12/2025	—	—	—	—
			—
Wallace R. Cooney	2,000	—	—	845.72	4/1/2027	1,316	1,147,447	—	—
Andrew S. Rosen	—	—	—	—	—	1,053	918,132	—	—
Jacob M. Maas	2,000	—	—	804.80	10/26/2025	1,316	1,147,447	1,000	3,494,076
Nicole M. Maddrey	—	—	—	—	—	1,172	1,021,890	—	—

1.

Mr. O’Shaughnessy received an option grant in connection with his promotion to Chief Executive Officer and an option grant in 2020 that each vested or vests ratably over a six-year period. Mr. Cooney received an option grant in connection with his promotion to Chief Financial Officer and Mr. Maas received a special new-hire option grant; both grants vested ratably over a six-year period. The following are the vesting dates of outstanding options granted to the named executive officers:

	Number of Options	Year 1 Vest Date		Year 6 Vest Date	Vested at 12/31/23	Unvested
Timothy J. O’Shaughnessy	71,045	9/10/2021	to	9/10/2026	45,291	25,754
	22,742	11/12/2016	to	11/12/2021	22,742	—
Wallace R. Cooney	2,000	4/1/2018	to	4/1/2023	2,000	—
Jacob M. Maas	2,000	10/26/2016	to	10/26/2021	2,000	—

2.

Stock awards, other than the 2022 grant of restricted stock units to Mr. Maas, have been granted in the form of restricted stock under the Company’s Legacy Plan and 2022 Plan as of December 31, 2024. All of the awards listed below vest 100% at the end of the relevant award cycle. The following are the vesting dates of the grants to the named executive officers:

	Number of Shares	Vest Date
Wallace R. Cooney	616	1/4/2027
	700	1/2/2025
Andrew S. Rosen	493	1/4/2027
	560	1/2/2025
Jacob M. Maas	616	1/4/2027
	700	1/2/2025
Nicole M. Maddrey	575	1/4/2027
	597	1/2/2025

In 2022, Mr. Maas received a restricted stock unit award that is subject to price-based vesting conditions. Mr. Maas’ award vests as follows: 1,000 shares will vest if the Company’s Class B common stock’s closing share price meets or exceeds $700 per share for 90 consecutive calendar days; and an additional 1,000 shares will vest following each incremental increase of $100 per share (above $700) in the Company’s share price for 90 consecutive calendar days. Each target can only be achieved once through the award’s expiration date. The grant date fair value of the stock award was estimated using a Monte Carlo simulation and is recognized over the derived service period of each tranche. The first tranche of this award vested in 2024.

3.	Calculated using the closing price of a share of the Company’s Class B Common Stock as of December 31, 2024 ($871.92).

The following table shows the number of Class B shares acquired upon the exercise of options and/or vesting of stock awards held by the named executive officers in fiscal year 2024 and the value realized upon such vesting.

OPTION EXERCISES AND STOCK VESTED

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Timothy J. O’Shaughnessy	77,258	7,987,489	—	—
Wallace R. Cooney	—	—	—	—
Andrew S. Rosen	—	—	—	—
Jacob M. Maas	—	—	1,000	855,990
Nicole M. Maddrey	—	—	—	—

PAY VERSUS PERFORMANCE
The following table and supporting graphics provide information regarding the relationship between executive compensation actually paid (as defined by SEC rules) and the Company’s financial performance as required by Item 402(v) of Regulation
S-K.
For further information about how the Company aligns executive compensation with performance, see “Compensation Discussion and Analysis” in this Proxy Statement. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by the named executive officers (NEOs).

Year (a)	Summary Compensation Table Total for CEO ($) (b)	Compensation Actually Paid to CEO ($) (c)	Average Summary Compensation Table Total for Non-CEO NEOs ($)	Average Compensation Actually Paid to Non-CEO NEOs ($) (e)	Value of Initial Fixed $100 Investment Based On:		Net Income ($ millions) (h)	Operating Income before Amortization and Impairments ($ millions)
					Total Shareholder Return ($) (f)	Peer Group Total Shareholder Return ($) (g)
2024	3,915,247	7,648,942	3,045,433	3,476,494	144.19	97.93	732.6	302.4
2023	1,781,256	4,259,793	2,684,386	2,909,823	114.15	91.38	211.7	218.5
2022	3,487,464	4,277,957	2,997,459	3,254,318	97.93	80.53	70.4	271.7
2021	2,272,461	7,665,501	2,438,194	2,712,613	100.99	66.93	353.3	168.2
2020	9,652,756	16,264,685	2,815,080	1,824,204	84.68	132.43	300.0	187.4
Column (b).
Reflects compensation amounts reported in the “Summary Compensation Table” for our CEO, Timothy J. O’Shaughnessy, for the respective years shown.
Column (c).
“
Compensation
actually paid” to the CEO in each of 2024, 2023, 2022, 2021 and 2020 reflects the respective amounts set forth in column (b) of the table above, adjusted as set forth in the table below, as determined in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts reflected in the table above do not reflect the actual amount of compensation earned or paid to the CEO during the applicable year. The adjustments in the table below were made to Mr. O’Shaughnessy’s total compensation for each year to determine the compensation actually paid in accordance with SEC rules:

	Mr. O’Shaughnessy
	2024	2023	2022	2021	2020
Total Compensation as reported in Summary Compensation Table (SCT)	$3,915,247	$1,781,256	$3,487,464	$2,272,461	$9,652,756
Less: Change in Pension Value and Non-Qualified Deferred Compensation Earnings reported in SCT	(51,487)	(34,382)	(22,908)	(19,561)	(19,356)
Plus: Pension value attributable to current year’s service cost and any change in pension value attributable to plan amendments made in the current year	23,816	18,178	17,528	16,048	15,472
Less: Fair value of Stock and Option Awards reported in SCT during fiscal year	—	—	—	—	(7,245,719)
Plus: Fair value of equity compensation granted in current year that are outstanding and unvested as of year-end	—	—	—	—	14,125,853
Change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	73,393	(314,046)	(187,892)	757,186	(326,380)
Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	3,687,973	2,808,787	983,765	4,639,367	62,059
Fair value of awards forfeited in current fiscal year determined at end of prior fiscal year	—	—	—	—	—
Dividends or other earnings paid on stock or option awards in the current fiscal year prior to the vesting date that are not otherwise included in the total compensation for the current fiscal year	—	—	—	—	—
Compensation Actually Paid to CEO	$7,648,942	$4,259,793	$4,277,957	$7,665,501	$16,264,685
Equity Valuations: Stock option grant date fair values are calculated based on the Black-Scholes option pricing model as of date of grant. Adjustments have been made using stock option fair values as of each measurement date using the stock price as of the measurement date and updated assumptions (i.e., term
, volatility, dividend yield, risk free rates) as of the measurement date.

Column (d).
The dollar amounts reported under Average Summary Compensation Total for non-CEO
NEOs represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding any individual serving as the CEO for such year) in the “Total” column of the “Summary Compensation Table” for the respective years shown. The names of the NEOs included for purposes of calculating the average amounts in each applicable year are as follows:
2020: Wallace R. Cooney, Andrew S. Rosen, Nicole M. Maddrey, Denise M. Demeter
2021: Wallace R. Cooney, Andrew S. Rosen, Jacob M. Maas, Nicole M. Maddrey
2022: Wallace R. Cooney, Andrew S. Rosen, Jacob M. Maas, Nicole M. Maddrey
2023: Wallace R. Cooney, Andrew S. Rosen, Jacob M. Maas, Nicole M. Maddrey
2024:
Wallace
R. Cooney, Andrew S. Rosen, Jacob M. Maas, Nicole M. Maddrey
Column
(e).
Average “compensation actually paid” for the
non-CEO
NEOs in each of 2024, 2023, 2022, 2021 and 2020 reflects the respective amounts set forth in column (d) of the table above, adjusted as set forth in the table below, as determined in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts reflected in the table above do not reflect the actual amount of compensation earned or paid to the non-CEO
NEOs during the applicable year. The adjustments in the table below were made to non-CEO
NEOs total compensation for each year to determine the compensation actually paid:

	Non-CEO NEO Averages
	2024	2023	2022	2021	2020
Total Compensation as reported in Summary Compensation Table (SCT)	$3,045,433	$2,684,386	$2,997,459	$2,438,194	$2,815,080
Less: Change in Pension Value and Non-Qualified Deferred Compensation Earnings reported in SCT	(110,246)	(383,147)	(5,709)	(53,904)	(1,063,996)
Plus: Pension value attributable to current year’s service cost and any change in pension value attributable to plan amendments made in the current year	297,190	165,774	221,244	219,571	215,268
Less: Fair value of Stock and Option Awards reported in SCT during fiscal year	—	(350,187)	(873,519)	(342,750)	(9,439)
Plus: Fair value of equity compensation granted in current year that are outstanding and unvested as of year-end	—	401,083	928,991	392,407	—
Plus: Fair value of equity compensation granted and vested in current year	—	—	—	—	106,699
Change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	64,499	1,210	688	2,363	(4,947)
Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	179,618	390,704	(14,836)	56,732	(107,031)
Fair value of awards forfeited in current fiscal year determined at end of prior fiscal year	—	—	—	—	(127,430)
Dividends or other earnings paid on stock or option awards in the current fiscal year prior to the vesting date that are not otherwise included in the total compensation for the current fiscal year	—	—	—	—	—
Average Compensation Actually Paid to Non-CEO NEOs	$3,476,494	$2,909,823	$3,254,318	$2,712,613	$1,824,204
Equity Valuations: Stock option grant date fair values are calculated based on the Black-Scholes option pricing model as of date of grant. Adjustments have been made using stock option fair values as of each measurement date using the stock price as of the measurement date and updated assumptions (i.e., term, volatility, dividend yield, risk free rates) as of the measurement date. Time-vested restricted stock award grant date fair values are calculated using the stock price as of date of grant. Adjustments to the restricted stock fair values have been made using the stock price as of year end and as of each date of vesting. The grant date fair value of Mr. Maas’ restricted stock unit award was estimated using a Monte Carlo simulation. An adjustment to Mr. Maas’ restricted stock unit award has been made using a Monte Carlo simulation as of year end 2024, 2023 and 2022 using the stock price as of the measurement
date and updated assumptions (i.e., volatility, dividend yield, risk free rate) as of the measurement date.
Column (f).
The Total Shareholder Return (TSR) reflects the value as of each measurement date (December 31, 2024, 2023, 2022, 2021 and 2020) of an initial investment of $100 on December 31, 2019 in the Company’s Class B Common Stock. For purposes of the TSR, it has been assumed that quarterly dividends were reinvested.
Column (g).
The Peer Group TSR reflects the value as of each measurement date (December 31, 2024, 2023, 2022, 2021 and 2020) of an initial investment of $100 on December 31, 2019 in a custom peer group index comprised of a composite group of education and television broadcasting companies weighted by market capitalization, which includes
Adtalem
Global

Education Inc., Chegg, Inc., The E.W. Scripps Company, Grand Canyon Education Inc., Nexstar Media Group Inc., Gray Television Inc., New Oriental Education & Technology Group Inc., Pearson plc and Tegna Inc. For purposes of the Peer Group TSR it has been assumed that dividends were reinvested on a quarterly basis
.
Column (h).
Reflects “Net Income” in the Company’s Consolidated Statements of Operations included in the Company’s Annual Reports on Form
10-K
for each of the years ended December 31, 2024, 2023, 2022, 2021 and 2020, respectively.
Column (i).
The Company’s selected measure is “Operating Income before Amortization and Impairments” reported as Income (Loss) from Operations before Amortization of Intangible Assets and Impairment of Goodwill and Other Long-Lived Assets in Note 19. Business Segments of the Company’s Financial Statements included in the Annual Reports on Form
10-K
for each of the years ended December 31, 2024, 2023, 2022, 2021 and 2020, respectively.
Financial Performance Measures
As described in greater detail in the “Compensation Discussion and Analysis” in this Proxy Statement, the Company’s approach to executive compensation is designed to directly link pay to performance, attract, retain and motivate qualified, talented and diverse employees who are enthusiastic about the Company’s mission and culture, and reward executives for making decisions that will enhance the long-term value of the Company. The most important financial and non-financial
measures used by the Company to link compensation actually paid (as defined by SEC rules) to the Company’s named executive officers for the most recently completed fiscal year to the Company’s performance are:
         Performance Measures
Operating Income before Amortization and Impairments
Diluted Earnings Per Share
Adjusted Operating Cash Flow
(non-GAAP
measure)
Compliance with Laws and Regulations (Kaplan)
Analysis of the Information Presented in the Pay versus Performance Table
The Company utilizes several performance measures to align executive compensation with performance; not all of which are not presented in the Pay versus Performance table. However, the Company generally seeks to incentivize executives for making decisions that will enhance the long-term value of the Company, and therefore does not specifically align the Company’s performance measures with compensation actually paid for a particular year as computed in accordance with Item 402(v) of Regulation
S-K.
The Company is providing the following graphic descriptions of the relationships between information presented in the Pay versus Performance table.
“Compensation actually paid”, as required under Item 402(v) of Regulation
S-K,
reflects adjusted values to unvested and vested equity awards during the years shown in the table based on year-end
stock prices and various accounting valuation assumptions, but does not necessarily reflect the actual amounts paid out for those awards. “Compensation actually paid” generally fluctuates due to stock price achievement.

The graphical presentation below represents the cumulative total shareholder return (TSR) for the Company and custom peer group compared to “compensation actually paid” in accordance with Item 402(v) of Regulation
S-K.

Compensation Actually Paid vs. Company and Peer Group TSR
Compensation Actually Paid ($ thousands)
$18,000
$16,000
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
Value of Fixed $100 Investment
$160.00
$140.00
$120.00
$100.00
$80.00
$60.00
$40.00
$20.00
$0.00
2020
2021
2022
2023
2024
Fiscal Year
CEO
Non-CEO NEOs
Company TSR
Peer Group Return

The graphical presentation below represents the Company’s net income compared to “compensation actually paid” in accordance with Item 402(v) of Regulation
S-K.

Compensation Actually Paid vs. Net Income
Compensation Actually Paid ($ thousands)
$18,000
$16,000
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
Net Income ($ millions)
$800
$700
$600
$500
$400
$300
$200
$100
$0
2020
2021
2022
2023
2024
Fiscal Year
CEO
Non-CEO NEOs
Net Income

The graphical presentation below represents the Company’s operating income before amortization and impairments compared to “compensation actually paid” in accordance with Item 402(v) of Regulation
S-K.

Compensation Actually Paid vs. Operating Income before Amortization and Impairments
$18,000
$16,000
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
Compensation Actually Paid ($ thousands)
$350
$300
$250
$200
$150
$100
$50
$0
Operating Income before Amortization and Impairments ($ millions)
2020
2021
2022
2023
2024
Fiscal Year
CEO
Non-CEO NEOs
Operating Income before Amortization and Impairments

PENSION BENEFITS

The Pension Benefits Table includes information related to the Company’s funded and tax-qualified defined benefit plan, the Retirement Plan, as well as the associated unfunded and non-qualified supplemental executive retirement plan, the SERP. This information reflects the plan provisions in effect as of December 31, 2024. As noted in the Retirement Benefits section above, certain changes were made to the tax-qualified Retirement Plan effective as of January 1, 2024. The Retirement Plan covers most employees of the Company and provides benefits that are based on formulas that take into account base salary and qualifying service. These formulas are outlined in individual affiliate benefits schedules, including the Graham Schedule, the Newsweek Schedule, the Kaplan Schedule and the Cash Balance Retirement Program (“CBRP”), Secure Retirement Account (“SRA”) which closed on December 31, 2023, and the CC Plan. Benefits under the Retirement Plan, except the CC Plan, vest after three years of service. Benefits under the CC Plan vest after one year of service. All of the named executive officers are fully vested in their benefits under the Retirement Plan.

The SERP provides supplemental defined benefit retirement benefits that are calculated based on the formulas in the Retirement Plan, and includes in the calculation compensation from annual bonuses in the case of Mr. Rosen, rather than just base salary, without regard to (i) the salary limitation applicable to tax-qualified plans ($345,000 in 2024) or (ii) the benefit limitation applicable to tax-qualified plans ($275,000 in 2024, commencing at age 65). The SERP provides benefits only to the extent that the benefit described above exceeds the benefit in The Retirement Plan.

Retirement Plan Benefits Under the Graham Schedule

Mr. Cooney, Mr. Rosen and Ms. Maddrey are participants in the Graham Schedule. Benefits payable under the Graham Schedule include the following, subject to the limitations on tax-qualified plans mentioned above:

•

An annual pension (payable one-twelfth each month) option equal to (a) 1.75% of the average annual salary for the 60-month period producing the highest average; multiplied by (b) years of credited service; reduced by (c) an offset to partially reflect Social Security benefits to the extent funded by the Company. The Social Security offset is calculated by multiplying “covered compensation” by the “offset percentage.” Covered compensation in this context is the average Social Security Taxable Wage Base over the 35-year period prior to the year in which a participant reaches Social Security retirement age. The offset percentage is a percentage ranging from 0.54% to 0.60% (depending on the year of the participant’s birth), multiplied by years of credited service (which was limited to up to 30 years, until the plan was amended in 2011 to recognize credited service in excess of 30 years).

•	An annual Cash Pension Supplement equal to $200 multiplied by years of credited service.

•

A temporary Pre-Age 65 supplement of $2,075 per month payable until age 65 to certain eligible employees retiring at or after age 55 with 10 years of vesting service. This reflects an amendment made in 2018 increasing the supplement by $1,825 for certain eligible employees as of September 1, 2018. Employees not eligible for the increased supplement receive the plan’s existing Pre-Age 65 supplement of $250 per month. The change in the Pre-Age 65 supplement was made to help offset changes to the Company’s retiree medical plan.

Vested benefits under the Retirement Plan are generally payable in the form of a single life annuity or lump-sum payment (which was adopted in 2018 to permit certain eligible employees commencing a benefit on or after January 1, 2019, to elect a single, lump-sum payment). In addition, several optional forms are available that continue benefits to the employee’s spouse or beneficiary, with the monthly benefit amount reduced so that the resulting pension is actuarially equivalent to the single life annuity. The Retirement Plan’s normal retirement age is 65. The Graham Schedule provides a reduced benefit beginning at age 55. The reduction is a percentage based on age at retirement. For example, at age 55 with 10 years of service, the reduction is 60%; at age 58, the reduction is 26%. However, if the employee’s age plus years of service at retirement is at least 90 (the “Rule of 90”), then there is no reduction for early payment.

Retirement Plan Benefits Under the Newsweek Schedule

A portion of Mr. Rosen’s pension benefit was earned under the Newsweek Schedule. Vested benefits payable under this Schedule include the following, subject to the limitations on tax-qualified plans mentioned above:

•

An annual pension (payable one-twelfth each month) equal to 1.0% of the highest average compensation multiplied by years of credited service with Newsweek after 1982 (with a slightly different formula for service before 1983).

•	An annual Cash Pension Supplement equal to $150, multiplied by years of credited service (up to 30 years).

The Newsweek Schedule permits early retirement with full benefits at various combinations of age and service. Mr. Rosen became eligible for an unreduced early retirement benefit at age 60.

Retirement Plan Benefits Under the Company Contribution Plan

Effective January 1, 2024, the Graham and Kaplan Cash Balance Schedules were renamed the Company Contribution Plan. The CC Plan was amended to provide a Company contribution credit of 8% of base salary for employees with fewer than 10 years of service and 10% of base salary for those with 10 or more years of service. Mr. O’Shaughnessy and Mr. Maas are participants in the CC Plan and each receive an 8% contribution. Mr. Cooney, Mr. Rosen, and Ms. Maddrey are participants and each receive a 10% contribution.

Prior to January 1, 2024, a portion of Mr. O’Shaughnessy’s and Mr. Maas’ pension benefits was earned under the Graham CBRP Schedule while Mr. Rosen’s was earned under the Kaplan Schedule. Under these schedules, each employee had an account (expressed as a lump-sum amount, rather than as an annuity) that was credited with quarterly pay-based credits and interest credits. Interest under both schedules was credited on these accounts at the greater of an annualized rate of 1.41% or 1% plus the average interest rate on one-year U.S. Treasury securities. Upon retirement, the employee may elect various forms of annuities that are actuarially equivalent to the accumulated account balance, or, alternatively, may elect a lump-sum payment. Vested benefits are payable upon termination of employment at any age.

Retirement Plan Benefits Under the SRA Schedule

A portion of Mr. O’Shaughnessy’s, Mr. Cooney’s, Mr. Maas’, Mr. Rosen’s and Ms. Maddrey’s pension benefits was earned under the SRA Schedule. Effective December 31, 2023, the SRA Schedule was closed, and employees no longer earn pay-based credits. However, employees continue to earn monthly interest credits. Under the SRA Schedule, each employee has an account (expressed as a lump-sum amount, rather than as an annuity) that is credited with monthly interest credits. Interest is credited on these accounts at the greater of an annualized rate of 1.41% or 1% plus the average interest rate on one-year U.S. Treasury securities. Upon retirement, the employee may elect various forms of annuities that are actuarially equivalent to the accumulated account balance, or, alternatively, may elect a lump-sum payment. Vested benefits are payable upon termination of employment at any age.

SERP Benefits

As explained above, the SERP, closed to new participants since December 2015, provides benefits to certain eligible employees (including Mr. Rosen) under the formulas outlined above, including bonuses in addition to salary, in the case of Mr. Rosen without regard to the limits on compensation and benefits, to the extent that the resulting total benefit exceeds the benefits payable under the Retirement Plan. Benefits under the SERP are paid at retirement or age 55, if later, and are payable either in the form of a life annuity or an actuarially equivalent optional form of benefit, excluding the lump sum option, in the Retirement Plan, provided that any benefits otherwise payable before the first day of the seventh month following retirement will be withheld until such date. Benefits provided under the SRA Schedule (which was closed on December 31, 2023) are not covered by the SERP.

Pension Benefits

Name (a)	Plan Name (b)	Number of Years of Credited Service (c)(1)	Present Value of Accumulated Benefit ($) (d)(2)	Payments During Last FY ($) (e)
Timothy J. O’Shaughnessy	The Retirement Plan for Graham Holdings Company	10	214,229	—
	Total Pension Plan Benefits	10	214,229	—
Wallace R. Cooney	The Retirement Plan for Graham Holdings Company	23	1,617,100	—
	Total Pension Plan Benefits	23	1,617,100	—
Andrew S. Rosen	The Retirement Plan for Graham Holdings Company	38	713,047	—
	Graham Holdings Company Supplemental Executive Retirement Plan	38	25,607,299	—
	Total Pension Plan Benefits	38	26,320,346	—
Nicole M. Maddrey	The Retirement Plan for Graham Holdings Company	18	1,104,075	—
	Total Pension Plan Benefits	18	1,104,075	—
Jacob M. Maas	The Retirement Plan for Graham Holdings Company	9	192,032	—
	Total Pension Plan Benefits	9	192,032	—

1.

Data in this column represents the number of years of credited service earned by the named executive officer as of December 31, 2024. Mr. Rosen has prior service with Kaplan, Newsweek and Graham Holdings Company. All are included in this column.

2.

Amounts in this column represent the actuarial present value of the named executive officer’s accumulated benefits under the plan as of December 31, 2024. The benefits valued for Mr. O’Shaughnessy and Mr. Maas include benefits under the SRA and CC Plan. The benefits valued for Mr. Rosen include the Graham Schedule, Newsweek Schedule, Kaplan Schedule, SRA Schedule, CC Plan and SERP amounts. The value of Mr. Rosen’s accumulated benefits in this column are based on the assumption that he terminates and retires immediately at December 31, 2024. The benefits valued for Mr. Cooney and Ms. Maddrey include the Graham Schedule, SRA Schedule, and CC Plan.

The assumptions used in determining the present value of accumulated benefits are the PRI-2012 Fully Generational Mortality Table for males and females, using Scale MP-2021 with a 90% white-collar and 10% blue-collar blend (100% white-collar for Nonqualified benefits) and a discount rate of 5.80% (5.60% for SERP) at December 31, 2024.

The benefits valued reflect service and earnings through December 31, 2024, and are valued as payable on the earliest date at which the SERP benefits are unreduced, or the earliest date at which the Retirement Plan benefits are unreduced if the named executive officer does not have a SERP benefit. There can be no assurance that the amounts listed in this column will ever be fully paid out to the applicable named executive officer. In addition, 50% of the benefits under the relevant qualified Schedules are valued as a lump-sum payment and 50% as an annuity payable for life. It is also assumed that benefits under the CC Plan and Secure Retirement Account will be taken as a lump-sum payment with a 90% probability and an annuity with a 10% probability. The annuity was converted to a lump-sum value using the 2025 PPA combined unisex mortality for single-sum payments and interest rates of 4.50% for payments in the first five years, 4.96% for payments in years 5 through 20, and 5.40% for years thereafter.

NON-QUALIFIED DEFERRED COMPENSATION

The following table includes information related to the SERP and the Deferred Compensation Plan. Among the benefits provided under the SERP, closed to new participants since December 2015, is a supplemental defined contribution plan benefit wherein prior to January 1, 2024, the Company provided a matching contribution percentage up to 4% of the participating executive’s base salary in excess of the annual covered compensation limit applied to qualified plan benefits ($345,000 in 2024). Prior to January 1, 2024, the executive was required to make contributions to the SERP in order to receive the applicable matching Company credit each year.

The Deferred Compensation Plan, closed to new and existing participants since December 2015, provided an opportunity for participants to voluntarily defer the receipt of all or a portion of annual bonuses and/or certain long-term cash awards made under the Legacy Plan. Deferred amounts under both plans will earn investment credits in accordance with the participant’s elections from a choice of investment indexes. Amounts deferred under the SERP are payable on the first day of the seventh month following termination of service. Amounts deferred under the Deferred Compensation Plan are payable on the first business day of the seventh month following the date of separation from service or such other future date as specified by the participant at the time of election. Effective for deferrals made on or after January 1, 2014, amounts deferred under the Deferred Compensation Plan are payable no later than the first business day of the seventh month following the date of separation of service.

Name (a)	Executive Contributions in Last FY ($) (b)(1)	Registrant Contributions in Last FY ($) (c)(2)	Aggregate Earnings in Last FY ($) (d)(3)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)(4)
Timothy J. O’Shaughnessy	—	—	—	—	—
Wallace R. Cooney	—	—	—	—	—
Andrew S. Rosen	49,650	—	1,056,422	—	9,003,962
Jacob M. Maas	—	—	—	—	—
Nicole M. Maddrey	—	—	—	—	—

1.	The amount in this column represents a contribution by Mr. Rosen of $49,650 to the SERP. It is included in the Salary column of the Summary Compensation Table.

2.	The amount in this column represents a Company contribution of $0 to the SERP for Mr. Rosen.

3.

Amounts in this column represent investment gains or losses to the SERP and to the Deferred Compensation Plan, based on Mr. Rosen’s investment elections as follows: $426,173 to the SERP and $630,249 to the Deferred Compensation Plan. These gains or losses are not included in the Summary Compensation Table; the gains or losses reflect market performance of investment indexes selected by Mr. Rosen.

4.

The amount in this column represents Mr. Rosen’s balances at December 31, 2024, for the SERP and the Deferred Compensation Plan as follows: $3,661,376 in the SERP and $5,342,586 in the Deferred Compensation Plan. An amount of $292,463 was reported as compensation in the Summary Compensation Table for years beginning 2020 (excluding 2024).

Potential Payments Upon Termination or Change in Control

General

The Company does not have any agreements with any of the named executive officers that provide payments in conjunction with a change in control. A description and quantification of the estimated dollar value of potential severance payments and other benefits that would be provided to the named executive officers (or, in the case of death, to their respective estates or beneficiaries) under the named executive officer’s respective letter or employment agreements, option award agreements and other individual arrangements following a termination of their employment is described below, assuming, in accordance with the SEC regulations, all relevant events occurred on December 31, 2024. For purposes of the valuations below, the price of Class B Common Stock (to which all applicable equity awards relate) is assumed to be $871.92, which was the closing share price on December 31, 2024.

Upon a termination of employment, each of Messrs. O’Shaughnessy, Cooney, Rosen, Maas and Ms. Maddrey would be entitled to pension and, in the case of Mr. Rosen, deferred compensation and SERP benefits in accordance with the terms of each plan in which they participate, as described above in “Executive Compensation: Pension Benefits” and “Executive Compensation: Non-Qualified Deferred Compensation.”

In addition, in the case of a termination by the Company other than for cause, Mr. O’Shaughnessy would be entitled to accelerated vesting of the next tranche of options that is scheduled to vest following such termination. Assuming a termination of employment as of December 31, 2024, Mr. O’Shaughnessy would be entitled to accelerated vesting of 12,877 stock options (representing a value of $5,731,038 based on their exercise price of $426.86 per share), subject to his signing of a release of claims in favor of the Company that has become irrevocable.

In the case of a termination by the Company other than for cause, Mr. Rosen would be entitled to (i) accelerated vesting of a pro rata portion of his outstanding and unvested restricted stock, which, assuming a termination of employment as of December 31, 2024, would result in accelerated vesting of 806 shares of Company restricted stock (representing a value of $702,768) and (ii) a severance payment of $3,500,000, payable in a lump-sum on the 65th day following such termination in accordance with the terms of his employment agreement, in each case, as described above in “Executive Compensation: Employment Agreements and Severance Packages,” and subject to his signing a release of claims in favor of the Company that has become irrevocable.

Each of Messrs. O’Shaughnessy and Rosen are subject to restrictive covenants that apply following termination for any reason, as described above in “Executive Compensation: Employment Agreements and Severance Packages.”

Ratio of CEO Pay to Median Employee Pay

In the Company’s 2023 proxy statement, filed on March 23, 2023, the Company described the methodology it used to identify the median employee for 2022. In light of the fact that the Company’s pay demographics remain consistent with 2022 and 2023, the Company determined that there have been no changes that would result in a significant impact to its pay ratio disclosure. Therefore, in accordance with SEC regulations, for purposes of calculating the pay ratio in this proxy statement the Company elected to use the same median employee that was used to determine the pay ratio in its 2023 and 2024 proxy statements.

For 2024, the Company estimates that the ratio of CEO pay to median employee pay was 72:1. The median employee’s annual compensation in 2024 was $54,484. As reflected in the Summary Compensation Table, the 2024 annual total compensation of the Company’s CEO was $3,915,247. This ratio represents a reasonable estimate calculated in a manner consistent with SEC regulations.

AUDIT COMMITTEE REPORT

One of the standing committees of the Board of Directors of the Company is the Audit Committee. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available on our website at https://www.ghco.com/corporate-governance. Currently, there are three non-employee members of the Board on the Audit Committee: Christopher C. Davis; Thomas S. Gayner, who serves as Chairman of the Audit Committee; and G. Richard Wagoner, Jr. Each Committee member is “independent” under the listing standards of the New York Stock Exchange. Specifically, the Board determined that none of the members of the Audit Committee (or any immediate family member) (i) had been employed by or affiliated with the Company within the past three years, (ii) received any compensation from the Company other than Director and Committee fees, (iii) is an employee of a company that makes payments to or receives payments from the Company in an amount that exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues within the past three years or (iv) has a material relationship with the Company.

The Audit Committee has primary responsibility for assisting the Board in oversight of accounting, financial reporting and disclosure processes, and adequacy of systems of disclosure and internal control established by management; the quality and integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications, performance and independence; the performance of the Company’s internal audit function; and the performance of the Company’s risk management, ethics and compliance programs.

Management has the primary responsibility for the preparation of the Company’s financial statements in accordance with generally accepted accounting principles and for the financial reporting process, including its disclosure controls and procedures and system of internal control over financial reporting. The Company’s independent auditor, PricewaterhouseCoopers LLP, is responsible for auditing those financial statements and the Company’s internal control over financial reporting in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. In this context, the Audit Committee’s responsibility is to monitor and review these processes, as well as the independence and performance of the Company’s auditor. In undertaking its monitoring and reviewing responsibilities, without independent verification, the Audit Committee has relied on (i) management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles in the United States of America, and (ii) the representations of PricewaterhouseCoopers LLP included in their report on the Company’s financial statements.

The Audit Committee has reviewed and discussed the audited fiscal year 2024 financial statements with the Company’s management and matters related to the Company’s internal control over financial reporting. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Public Company Accounting Oversight Board (PCAOB). The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed with the independent auditor the independent auditor’s independence. The Audit Committee has also considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company is compatible with the independence of such firm.

Based on such review and discussion and in reliance thereon, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, for filing with the Securities and Exchange Commission.

Thomas S. Gayner, Chairman

Christopher C. Davis

G. Richard Wagoner, Jr.

Policy for Preapproval of Audit and Permitted Non-audit Services

In 2024, the Audit Committee again reviewed and reauthorized its policies and procedures with regard to the preapproval of audit and non-audit services performed by the independent auditor in order to ensure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received preapproval, it will require specific preapproval by the Audit Committee. Any proposed services exceeding preapproved cost levels will require specific preapproval by the Audit Committee. The term of any preapproval is 12 months from the date of preapproval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically review and preapprove the services that may be provided by the independent auditor without obtaining specific preapproval from the Chairman of the Audit Committee, as well as revise the list of preapproved services from time to time, based on subsequent determinations. All audit fees, audit-related fees, tax fees and all other fees were preapproved by the Audit Committee.

The Audit Committee will not delegate to management responsibilities to preapprove services performed by the independent auditor. The Audit Committee may delegate preapproval authority to one or more of its members. The annual audit services engagement terms and fees will be subject to the specific preapproval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters. In addition to the annual audit services engagement specifically approved by the Audit Committee, the Audit Committee may grant preapproval for other audit services, which are those services that only the independent auditor reasonably can provide.

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of audit-related services does not impair the independence of the independent auditor.

The Audit Committee also believes that the independent auditor can provide tax services to the Company, such as tax compliance, tax planning and tax advice, without impairing such auditor’s independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

The Audit Committee may grant preapproval of those permissible non-audit services classified as “All Other” services that it believes are routine and recurring services and would not impair the independence of the auditor. Preapproval fee levels for all such services to be provided by the independent auditor will be established annually by the Audit Committee. Any proposed services exceeding these levels will require specific preapproval by the Audit Committee.

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by the Chief Financial Officer or Chief Accounting Officer (or other designated officer) and must include a statement from that individual as to whether, in his or her view, the request or application is consistent with the Securities and Exchange Commission’s rules on auditor independence.

Auditor Fees

Audit Fees

PricewaterhouseCoopers LLP’s fees for the annual audit, statutory audits and reviews of financial statements included in the Company’s quarterly filings, including reimbursable expenses, were $5,517,000 in 2024 and $5,345,000 in 2023, which fees were reviewed and approved by the Audit Committee.

Tax Fees

PricewaterhouseCoopers LLP’s fees for tax compliance, tax advice and tax planning, including reimbursable expenses, were $3,300 in 2024 and $0 in 2023, which fees were reviewed and approved by the Audit Committee. These fees were primarily for international tax compliance and consulting.

All Other Fees

PricewaterhouseCoopers LLP’s fees for other services, including a finance and accounting research tool provided by PricewaterhouseCoopers LLP, were $33,500 in 2024 and $76,100 in 2023, which fees were reviewed and approved by the Audit Committee.

Transactions with Related Persons, Promoters and Certain Control Persons

Mrs. Elizabeth G. Weymouth, the daughter of the late Mrs. Katharine Graham, the sister of Mr. Donald E. Graham and the mother of Katharine Weymouth, is employed as an Editor-at-Large of the Company’s publications and websites. In 2024, she received $300,000 in compensation. Mrs. Weymouth’s base salary for 2025 is $300,000.

The Audit Committee has adopted a written policy for approval of transactions between the Company and its related parties, including, Directors, Director nominees, executive officers, greater than 5% beneficial owners and each of their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $100,000 in a single calendar year and the related party has or will have a direct or indirect interest in the transaction. The policy provides that the Audit Committee review transactions subject to the policy and determine whether or not to approve or ratify these transactions.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

As of the date of this Proxy Statement, the only matters that the Board of Directors expects to present to the Meeting are those discussed herein. If any other matter or matters are properly brought before the Meeting or any adjournments thereof, it is the intention of the persons named in the accompanying form of Proxy to vote on those matters in accordance with their best judgment.

Upon the recommendation of the Audit Committee, the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent registered accountant to audit and report on its financial statements for the fiscal year 2025. The same firm has acted as the Company’s independent accountant continuously since the Company was organized in 1946. As in previous years, a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make any statement that he or she may desire with respect to the Company’s financial statements for 2024 and the firm’s relationship with the Company and will be available to respond to appropriate questions from shareholders.

Notice of

Annual Meeting and

Proxy Statement

2025

GH GRAHAM HOLDINGS VOTE Using a black ink pen, mark your votes with an X as shown in this example. Please co not write outside the designated areas. 2025 Annual Meeting Proxy Card—Class A Common IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals The Board of Directors recommends a vote FOR all nominees listed and FOR Proposal 2. 1. Election of Directors: 01-Thomas S. Gayner 04-Timothy J. O’Shaughnessy 07- Jack Markell For Against Abstain 02- Donald E. Graham 05-6. Richard Wagoner, Jr. For Against Abstain 03 Anne M. Mulcahy. 06-Katharine Weymouth For Against Abstain 2. Advisory Vote to Approve 2024 Executive Compensation Awarded to Named Executive Officers For Against Abstain B Non-Voting Items Change of Address Please print new address below. Comments Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. CAuthorized Signatures—This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy)—Please print date below. Signature 1- Please keep signature within the box. Signature 2- Please keep signature within the box. 043136 1 UPX +

Important notice regarding the availability of Proxy materials for the Annual Meeting of Shareholders to be held on May 6, 2025. The Proxy Statement and the Annual Report to Shareholders are available at www.edocumentview.com/GHC. IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPEâ–¼ Proxy Graham Holdings Company Graham Holdings Company Class A Common Stock Annual Meeting of Shareholders—May 6, 2025 Proxy Solicited on behalf of the Board of Directors Timothy J. O’Shaughnessy, Wallace R. Cooney, Jacob M. Maas, and Nicole M. Maddrey (the “Proxies”), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of GRAHAM HOLDINGS COMPANY to be held on May 6, 2025, or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the Election of the Board of Directors and FOR Proposal 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Continued and to be voted on reverse side.)

GH GRAHAM HOLDINGS VOTE Your vote matters here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 5:00 p.m., Eastern Daylight Time, on May 5, 2025. Online Go to www.envisionreports.com/GHC or scan the QR code Use the number located in the shaded bar below to login. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada. Using a black ink pen, mark your votes with an X as shown in this example. Please co not write outside the designated areas. 2025 Annual Meeting Proxy Card—Class B Common IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.V Proposals The Board of Directors recommends a vote FOR all the nominees listed. 1. Election of Directors: 01-Tony Allen For Against Abstain Î 02-Danielle Conley For Against Abstain 03-Christopher C. Davis. For Against Abstain + B Non-Voting Items Change of Address Please print new address below. Comments Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. CAuthorized Signatures—This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, quardian, or custodian, please give full title. Date (mm/dd/yyyy)—Please print date below. Signature 1- Please keep signature within the box. Signature 2- Please keep signature within the box. 1 UPX + 0431

Important notice regarding the availability of Proxy materials for the Annual Meeting of Shareholders to be held on May 6, 2025. The Proxy Statement and the Annual Report to Shareholders are available at www.envisionreports.com/GHC. IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPEâ–¼ Proxy Graham Holdings Company Graham Holdings Company Class B Common Stock Annual Meeting of Shareholders—May 6, 2025 Proxy Solicited on behalf of the Board of Directors Timothy J. O’Shaughnessy, Wallace R. Cooney, Jacob M. Maas, and Nicole M. Maddrey (the “Proxies”), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of GRAHAM HOLDINGS COMPANY to be held on May 6, 2025, or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the Election of the Board of Directors. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side)

GH GRAHAM HOLDINGS VOTE Using a black ink pen, mark your votes with an X as shown in this example. Please co not write outside the designated areas. 2025 Annual Meeting Proxy Card—Class B Common IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals The Board of Directors recommends a vote FOR all the nominees listed. 1. Election of Directors: 01-Tony Allen For Against Abstain 02-Danielle Conley For Against Abstain 03-Christopher C. Davis. For Against Abstain ☐ + BAuthorized Signatures—This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy)—Please print date below. Signature 1- Please keep signature within the box. Signature 2- Please keep signature within the box. 0437DE 1 UPX +

Important notice regarding the availability of Proxy materials for the Annual Meeting of Shareholders to be held on May 6, 2025. The Proxy Statement and the Annual Report to Shareholders are available at www.edocumentview.com/GHC. IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPEâ–¼ Proxy Graham Holdings Company Graham Holdings Company Class B Common Stock Annual Meeting of Shareholders—May 6, 2025 Proxy Solicited on behalf of the Board of Directors Timothy J. O’Shaughnessy, Wallace R. Cooney, Jacob M. Maas, and Nicole M. Maddrey (the “Proxies”), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of GRAHAM HOLDINGS COMPANY to be held on May 6, 2025, or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the Election of the Board of Directors. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Continued and to be voted on reverse side.)

GH GRAHAM HOLDINGS VOTE Your vote matters here’s how to vote! You may vote online or by phone instead of mailing this card. Voting directions submitted by Internet or telephone must be received by 11:00 p.m., Eastern Daylight Time, on May 1, 1.1 2025 for participants in the 401(k) savings plans listed on the reverse side of the proxy card with Graham Holdings Company Class B common stock allocated to his or her savings plan. account(s). Online Go to www.envisionreports.com/GHC or scan the QR code Use the number located in the shaded bar below to login. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Using a black ink pen, mark your votes with an X as shown in this example. Please co not write outside the designated areas. 2025 Annual Meeting Proxy Voting Direction Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals The Board of Directors recommends a vote FOR all the nominees listed. 1. Election of Directors: 01-Tony Allen For Against Abstain Î 02-Danielle Conley For Against Abstain 03-Christopher C. Davis. For Against Abstain + B Non-Voting Items Change of Address Please print new address below. Comments Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. CAuthorized Signatures—This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, quardian, or custodian, please give full title. Date (mm/dd/yyyy)—Please print date below. Signature 1- Please keep signature within the box. Signature 2- Please keep signature within the box. 1 UPX + 043F

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.â–¼ Proxy Graham Holdings Company Proxy Voting Direction Card for 2025 Annual Meeting of Shareholders Vanguard Fiduciary Trust Company (the “Plan Trustee”), as Trustee of the Savings Plan for Graham Holdings Company, the Kaplan, Inc. Tax Deferred Savings Plan for Salaried Employees, and the 401(k) Savings Plan for GHC Affiliates (collectively, the “Plans”) is directed to vote the shares of Graham Holdings Company (the “Company”) Class B common stock allocated to my account(s) in the Plan(s) listed above in which I participate, at the Annual Meeting of Shareholders of the Company to be held on May 6, 2025, with respect to the election of directors and at any adjournments or postponements. The Plan Trustee will vote in accordance with the directions indicated on this card. If no voting direction is received or if this proxy direction card is returned unsigned, the shares allocated to my account(s) will be voted by the Plan Trustee in proportion to those shares allocated to accounts of participants for which timely. directions were received, unless contrary to the Employee Retirement Income Security Act (ERISA). Plan Participants are requested to mark, date and sign this card and return it promptly in the enclosed envelope. Please note that for Plan Participants, voting direction must be received no later than 11:00 p.m., Eastern Daylight Time, on May 1, 2025, which is earller than the time at which votes must be received for shares held outside of the Plans. To vote by Internet or telephone, see instructions on the reverse side. This proxy is solicited on behalf of the Company’s Board of Directors. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Plan Trustee will have authority to vote FOR the election of the Board of Directors. In its discretion, the Plan Trustee is authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side)